Exhibit 2.9

Execution Version

STOCK PURCHASE AND SALE

AGREEMENT

DATED NOVEMBER 25, 2014

BY AND AMONG

CLEARVIEW BATTENFELD ACQUISITION COMPANY LLC,

(THE “SELLER”),

THE MEMBERS OF THE SELLER LISTED ON THE SIGNATURE PAGES HERETO

(THE “MEMBERS”),

AND

SMITH & WESSON HOLDING CORPORATION

(THE “BUYER”)

i

ii

TABLE OF CONTENTS

		Page

12.11	Third Party Beneficiaries	52
12.12	Severability	52
12.13	No Recourse	52
12.14	Attorney-Client Privilege	53
12.15	Acknowledgement by the Buyer; Disclaimers	53

iii

STOCK PURCHASE AND SALE AGREEMENT

This STOCK PURCHASE AND SALE AGREEMENT (including the Exhibits and Schedules hereto, this “Agreement”) is made and entered into this 25th day of November, 2014, by and among Clearview Battenfeld Acquisition Company LLC, a limited liability company organized under the laws of the state of Delaware (the “Seller”), the members of the Seller as set forth on Schedule I hereto (the “Current Members”), the optionholders of the Seller as set forth on Schedule I hereto each of which will become members of the Seller prior to the Closing (the “Optionholders,” and collectively with the Current Members, the “Members”), and Smith & Wesson Holding Corporation, a Nevada corporation (the “Buyer”).

RECITALS

A. Battenfeld Acquisition Company Inc., a Delaware corporation (the “Company”) has 1,000 shares of common stock authorized, par value $.001 per share, which hold all of the voting rights of the Company permitted by law (the “Common Stock”), 100 shares of which are issued and outstanding as of the date hereof (the “Shares”).

B. The Seller owns all of the issued and outstanding Shares of the Company.

C. Battenfeld Technologies, Inc., a Missouri corporation is a wholly owned subsidiary of the Company.

D. The Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, 100% of the issued and outstanding Shares.

Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement and the Exhibits and Schedules delivered pursuant hereto and to the extent incorporated in other Transaction Documents, the following definitions shall apply:

“Accounts Receivable” means all notes and accounts receivable of the Company and its Subsidiary shown on its Financial Statements.

“Acquisition Proposal” has the meaning set forth in Section 8.1(j).

“Actual Closing Balance Sheet” means an unaudited balance sheet of the Company and its Subsidiary as of immediately prior to the Closing provided by Buyer within sixty (60) days after the Closing Date pursuant to Section 2.3(b)(i).

“Affiliate” means, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary. With respect to any trust, the term Affiliate shall also include any beneficiary or trustee of such trust. For purposes of the foregoing, the term “control” and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Arbitrator” means an arbitrator with respect to a dispute resolution pursuant to Section 9.2 and administered by the American Arbitration Association.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the Company and its Subsidiary or in which the Company’s and its Subsidiary’s assets, business, or transactions are otherwise reflected, in each case with respect to the Business.

“Business” means the business of the Company and its Subsidiary as conducted as of the date hereof, including the design, development, sourcing, marketing, selling and supplying of shooting, hunting, firearm maintenance and support and wildlife management accessories (together with all improvements, enhancements and upgrades and new models of existing products in progress as of the date hereof) for sale to retail and commercial accounts and to consumers who are end users through its website and otherwise.

“Business Day” means any day other than a Saturday, Sunday or legal holiday in connection with which banks in New York, New York are authorized or permitted to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Basket” means $1,305,000 in the aggregate.

“Buyer Fundamental Representations” has the meaning set forth in Section 10.2(c).

“Buyer Indemnified Parties” means the Buyer and its managers, members, officers, directors, partners, employees, Affiliates, agents, successors and assigns.

“Buyer Indemnity Cap” means $6,525,000 in the aggregate.

“Carrier” has the meaning set forth in Section 8.1(g).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601-9657.

“Claims” means any and all notices, claims, demands, Legal Proceedings, deficiencies Orders, and Losses assessed or sustained (or delivery and notification thereof), including, without limitation, the defense or settlement of any such Claim and the enforcement of all rights to indemnification under this Agreement.

“Closing” means the consummation of the transactions contemplated by this Agreement in accordance herewith, which shall be deemed to occur as of the end of the Closing Date.

“Closing Date” means the date that is no more than three Business Days following the satisfaction of the conditions set forth in Article 6, or at such other date as the parties hereto shall agree.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning given to such term in Recital A.

“Company” shall have the meaning given such term in Recital A.

“Company Plan” means each employee benefit plan, policy, arrangement, and agreement, including, without limitation, each health and welfare plan, policy, arrangement and agreement, and each compensation, incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom equity, option, equity purchase, equity appreciation right and severance plan and arrangements, sponsored, maintained and/or contributed by the Company or its Subsidiary or under which either the Company or its Subsidiary has any obligation or liability thereunder.

“Consent” means any consent, authorization or approval.

“Contract” means any contract, agreement, commitment, arrangement, undertaking or understanding, whether written or oral.

“Current Assets” means the current assets of the Company and its Subsidiary arising in the ordinary course of business in accordance with GAAP, as set forth on Schedule II hereto, but specifically excluding cash and cash equivalents and deferred Tax assets.

“Current Liabilities” means the current liabilities of the Company and its Subsidiary arising in the ordinary course of business and accrued in accordance with GAAP, as set forth on Schedule II hereto (but specifically excluding Indebtedness and deferred Tax liabilities).

“Current Member” has the meaning set forth in the preamble to this Agreement.

“Customer” means any Person which is a customer of the Seller or its Subsidiaries or an Affiliate of a customer or which was a customer of the Seller or its Subsidiaries or an Affiliate of a customer within one (1) year prior to the Closing Date.

“Direct Claim” means a Claim brought by one party to this Agreement against another party to this Agreement.

“Employment Agreements” means every employment, consultant, severance, confidentiality or restrictive covenant agreement to which the Company or its Subsidiary is a party or with respect to which the Company or its Subsidiary has any obligation.

“Environmental Laws” means any federal, state, provincial, county or local Laws, including, but not limited to, statutes, treaties, ordinances, rules, orders, judgments, decrees, injunctions, permits, requirements or regulations, relating to pollution or protection of the environment, or otherwise relating to the protection of human health and safety, including Laws relating to the emission of Environmental Materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Environmental Materials, including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and CERCLA, the Occupational Safety and Health Act and similar laws and their state and local counterparts.

“Environmental Materials” means any: (i) industrial, toxic or hazardous materials or substances, (ii) pollutants, contaminants or chemicals, (iii) solid wastes, including asbestos, (iv) polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials, (v) radioactive materials; (vi) petroleum or petroleum-based substances or wastes and spills or releases of petroleum products; and (vii) any other chemical, pollutant, contaminant, substance or waste that is listed, regulated or whose use or manufacture is authorized, by any Governmental Entity under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

“Estimated Closing Balance Sheet” means an unaudited balance sheet of the Company and its Subsidiary as estimated to be immediately prior to the Closing provided by the Seller at least three (3) Business Days prior to the Closing Date pursuant to Section 2.3(a).

“Estimated Net Working Capital” means an amount equal to the difference (which may be positive or negative) between (i) the sum of the Current Assets plus all cash and cash equivalents and (ii) the Current Liabilities, as set forth on the Estimated Closing Balance Sheet.

“Estimated Purchase Price” means an amount equal to the sum of (i) $130,500,000, and (ii) Estimated Working Capital Adjustment (which may be positive or negative).

“Estimated Working Capital Adjustment” means an amount equal to the difference (which may be positive or negative) between Estimated Net Working Capital and Target Net Working Capital.

“Export, Import and Economic Sanctions Laws” has the meaning set forth in Section 4.25.

“Financial Statements” means (i) the audited balance sheet of the Seller and its Subsidiaries as at December 31, 2013 and the related audited statements of income, retained earnings and cash flows for the twelve (12) month period then ended together with the report therein by the Company’s independent certified public accountants, and (ii) the unaudited balance sheet of the Seller’s Subsidiaries as at September 30, 2014, and the related unaudited statements of income and cash flows for the period ended September 30, 2014 (the “Interim Financial Statements”).

“Flow of Funds Sheet” means the Closing flow of funds sheet of this Agreement, set forth as Exhibit A, as modified at Closing pursuant to the mutual agreement of the Buyer and the Seller.

“Fundamental Representations” shall mean the Buyer Fundamental Representations together with the Seller Fundamental Representations and Section 3.1(b) (Authority) and Section 3.1(c) (Ownership of Securities).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means all payment obligations (including obligations under capitalized leases, letters of credit, bankers acceptances and other non-trade liabilities) of the Company or its Subsidiary to any bank, finance company or other institutional lender or other Person for money borrowed; provided, however, that Indebtedness shall not include trade payables and accruals in accordance with the Company’s past practice. For the avoidance of doubt, the Lease Agreement shall under no circumstance be considered a capitalized lease.

“Indemnified Party” means any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable.

“Indemnifying Party” means any party to this Agreement that may have an indemnification obligation pursuant to Article 10.

“Independent Auditor” means an accounting firm of nationally recognized standing.

“Institutional Investor” means Clearview Capital Fund II, L.P., PNC Erieview Capital, 747 Stuyvesant II, LP, 747 Hudson LP and 747 Hudson Parallel, L.P. and each of their Affiliates.

“Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefore, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, Proprietary and Confidential Information, software programs and databases, the “Battenfeld” name and all derivations thereof, domain names and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, in each case which is owned or licensed or filed by the Company, its Subsidiary or any of their Affiliates or used or held for use in the Business, whether registered or unregistered or domestic or foreign; provided, however, that Intellectual Property Rights shall not include any shrink-wrapped, off the shelf, bundled with computers or downloaded software generally available to the public.

“Interests” has the meaning given to such term in Section 3.1(c).

“Interim Balance Sheet” means the unaudited balance sheet of the Company and the Subsidiary, as of the Interim Balance Sheet Date.

“Interim Balance Sheet Date” means September 30, 2014.

“Labor Agreement” means every collective bargaining agreement to which the Company or its Subsidiary is a party or with respect to which the Company or its Subsidiary has any obligation.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order, whether domestic or foreign.

“Lease Agreement” means the lease agreement between Battenfeld Technologies, Inc. and 2501 Lemone Industrial Boulevard, LLC dated as of August 20, 2013.

“Leased Real Property” has the meaning set forth in Section 4.20(b).

“Leases” has the meaning set forth in Section 4.20(b).

“Legal Proceedings” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or Claims or any other proceedings, in each case, by or before a Governmental Entity.

“Losses” means any and all losses, damages, debts, liabilities, obligations, deficiencies, penalties, interest, amounts paid in connection with Claims, amounts paid in settlement or compromise, costs (including court costs) and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements and other amounts paid or incurred in connection with the enforcement of rights (whether by Law or pursuant to this Agreement) to recover Losses but shall not include punitive or exemplary damages if it is against applicable Law to insure against such losses. For the avoidance of doubt, (i) Losses shall include lost profits, lost goodwill, diminution in value, consequential damages, special damages and losses based upon a multiplier of profits, earnings or cash flow, including earnings before interest, taxes, depreciation or amortization or any other valuation metric, and (ii) Losses in connection with a Claim for diminution in value shall include the present value of the amount by which net earnings has been or will be reduced by a lost income stream (such as the remaining life of a contract), whether caused by the complete or partial loss, impairment or diminution in value of an intangible asset, including goodwill (such as a contract, license, patent, permit), or by the complete or partial loss, impairment or diminution in value of a tangible asset (such as a machine, tool, or instrument).

“Material Adverse Effect” means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Business or the Company and its Subsidiary taken as a whole, provided that none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development arising from (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company and its Subsidiary participate, the United States economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiary operate; (iii) changes in GAAP; (iv) changes in Law, rules, regulations, orders, or other binding directives issued by any Governmental Entity; (v) the taking of any action required by this Agreement; or (vi) national or international political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly involving the United States of America.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Member” has the meaning set forth in the preamble to this Agreement.

“Net Working Capital” means the difference (which may be positive or negative) between (i) the sum of the Current Assets plus all cash and cash equivalents and (ii) the Current Liabilities, as set forth in the Actual Closing Balance Sheet.

“Objection Notice” means a written notice stating in reasonable detail the Seller’s objections to the Actual Closing Balance Sheet and the Working Capital Adjustment.

“Optionholder” has the meaning set forth in the preamble to this Agreement.

“Order” means any decree, injunction, judgment, order, award, ruling, assessment or writ by a court, administrative agency, other Governmental Entity, arbitrator or arbitration panel.

“PCI DSS” has the meaning set forth in Section 4.27.

“Permits” means any material license, franchise, permit, Order or approval, premanufacturing notices, or other similar authorization issued by a Governmental Entity affecting, or relating in any way to, the Business as conducted by the Company and its Subsidiary.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like liens arising in the ordinary course of business which are not due and payable as of the Closing Date, (ii) liens arising under original purchase price conditional sale contracts and equipment leases with third parties entered into in the ordinary course of business and (iii) liens for Taxes not yet due and payable.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, estate, unincorporated organization or Governmental Entity.

“Personal Information” has the meaning set forth in Section 4.27.

“Pre-Closing Period” means any period that ends on or before the Closing or, with respect to a period that includes but does not end on the Closing, the portion of such period through and including the day of the Closing.

“Prior Acquisition Agreements” means that certain (i) Stock Purchase Agreement, dated as of June 8, 2012, by and among Russell A. Potterfield, as an individual and in his capacity as the Seller Representative, Sara E. Potterfield, Larry W. Potterfield, as Co-Trustee of the Larry W. Potterfield Revocable Trust, amended and restated as of December 31, 2008, and the Brenda D. Potterfield Revocable Trust, amended and restated as of December 31, 2008; Brenda D. Potterfield, as Co-Trustee of the Larry W. Potterfield Revocable Trust, amended and restated as of December 31, 2008, and the Brenda D. Potterfield Revocable Trust, amended and restated as of December 31, 2008; Battenfeld Technologies, Inc.; and Battenfeld Acquisition Company Inc.; (ii) Asset Purchase and Sale Agreement, dated as of May 8, 2013, by and among Battenfeld Technologies, Inc., Buenger Enterprises, F. Steven Buenger and Fred G. Buenger; and (iii) Asset Purchase and Sale Agreement, dated as of January 15, 2014, by and among Battenfeld Technologies, Inc., Real Hicks Properties, LLC, BOG GEAR L.L.C., Kim Hicks and Robyn Hicks.

“Privacy Laws” has the meaning set forth in Section 4.27.

“Proprietary and Confidential Information” means any information of the Company or its Subsidiary that is not generally known to the public or to the Company’s or its Subsidiary’s competitors in the industry, is used in the business of the Company or its Subsidiary, and gives the Company or its Subsidiary an advantage over businesses that do not know the information. “Proprietary and Confidential Information” includes, but is not limited to, know-how, trade secrets, customer lists, supplier lists, referral source lists, computer software or data of any sort developed or compiled by the Company or its Subsidiary, algorithms, source or other computer code, requirements and specifications, procedures, security practices, regulatory compliance information, personnel matters, drawings, specifications, instructions, methods, processes, techniques, formulae, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data drawings, samples, processes, products, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company or its Subsidiary with respect to the Business and all other proprietary information of the Company or its Subsidiary.

“Purchase Price” means the sum of (i) the Estimated Purchase Price and (ii) the Working Capital Adjustment (which may be positive or negative).

“Release Time” means the earlier of the Closing and the rightful abandonment or termination of this Agreement pursuant to Section 11.1.

“Restricted Period” means the time period commencing on the Closing Date and ending on the date that is the second (2nd) anniversary from the Closing Date.

“Restrictions” means all liens, pledges, encumbrances, security interests, Taxes, voting trusts, options, warrants, calls and rights of first refusal.

“Restrictive Covenants” means those covenants of the Seller and the Members set forth in Article 7 hereof.

“R&W Insurance Policy” means the Representations and Warranties Insurance Policy bound by Concord Specialty Risk on behalf of Scottsdale Insurance Company, Arch Specialty

Insurance Company, and Steadfast Insurance Company on the date hereof, policy numbers CNS0000199, RWP30007400, and DOC0082634-00, and attached as Exhibit F hereto.

“Sales Representative” means the Company’s and its Subsidiary’s sales representatives, brokers, commissioned agents or other Persons having similar functions with respect to the Business.

“Seller” has the meaning given to such term in the preamble.

“Seller Fundamental Representations” shall mean Section 3.2(b) (Authority), Section 3.2(c) (Ownership of Shares), Section 4.1(a) (Authorization, etc.), Section 4.1(b) (Capitalization), Section 4.6 (Taxes), Section 4.12(d) (Company Plans), Section 4.15 (Environmental Laws and Regulations), Section 4.16 (Brokerage) and Section 4.23 (Absence of Certain Business Practices) hereof.

“Seller Indemnified Parties” means the Seller and its managers, Members, officers, directors, partners, employees, Affiliates, agents, successors and assigns.

“Settlement Date” means the date on which the Actual Closing Balance Sheet is finally determined pursuant to Section 2.3(c).

“Shares” has the meaning set forth in Recital A.

“Solicitation” has the meaning set forth in Section 8.1(j).

“Straddle Period” has the meaning set forth in Section 8.1(f)(ii).

“Subsidiary” means any entity, at least fifty percent (50%) of the capital stock or other equity or voting securities of which are controlled or owned, directly or indirectly, by the Company.

“Supplier” means any Person which (i) is or was a supplier of any product or service, including subcontractors, to the Company or its Subsidiary or which, prior to the Closing Date, was a supplier to, or subcontractor of, the Company or its Subsidiary within one (1) year prior to the Closing Date, or (ii) is a vendor of the Company or its Subsidiary (whether as a distributor, agent, subcontractor, employee or otherwise), or which, prior to the Closing, was a vendor to the Company or its Subsidiary within one (1) year prior to the Closing Date; provided, however, that “Supplier” is meant to include only Persons who provide or provided the Company or its Subsidiary with goods and services specific to the Business and does not include generic suppliers of stationery or office equipment, insurance companies, landlords, utilities, healthcare providers, lawyers, accountants and other suppliers of generic goods and services.

“Target Net Working Capital” means the amount equal to $11,036,000.00, determined as set forth on Schedule II hereto.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature imposed by any Governmental Entity (including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, unclaimed property, withholding, actions, duties, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits taxes), including any liability therefore as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, by reason of being a successor-in-interest or transferee of another entity or by contract or otherwise, together with any interest, penalties, and additions to tax or additional amount imposed by any federal, state, local or foreign taxing authority.

“Tax Proceeding” means an audit, examination, investigation, or Legal Proceeding relating to any Tax of the Company or its Subsidiary.

“Tax Return” includes any return, declaration, report, Claim for refund or credit, information return or statement, and any amendment thereto, including any consolidated, combined, unitary or separate return or other document (including any related or supporting information or schedule), filed on or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or the administration of any Laws covered by Laws or administrative requirements relating to Taxes.

“Territory” means North America.

“Third Party” means any Person other than the Seller, the Members, the Company, its Subsidiary, the Buyer or their respective Affiliates.

“Third Party Claim” means any Claim on account of a Loss that results from a Third Party.

“Third Party Benefits” has the meaning set forth in Section 10.3(i)(ii).

“Transaction Documents” means, collectively, this Agreement and the Employment Agreements referenced in Section 6.1(n).

“Working Capital Adjustment” means an amount equal to the difference (which may be positive or negative) between the Net Working Capital and the Estimated Net Working Capital.

1.2 Terms Generally; Certain Rules of Construction. Definitions in this Agreement and the other Transaction Documents shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The term “dollars” and “$” means United States dollars. All references in this Agreement or any other Transaction Document to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to this Agreement or any other Transaction Document in which used, except as otherwise provided. Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to the “Certificate of Incorporation,” “By-laws” or other organizational or constituent documents of any Person, to any Contract, instrument or document or to any Law or any specific section or other provision thereof, shall be deemed a reference to the foregoing as amended and supplemented through such time (and, in the case of a Law or specific section or other provision thereof, to any successor of such Law, section or other provision). Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is required to be taken or notice is required to be given on or before a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deemed timely if it is taken or given on or before the next Business Day. Unless otherwise expressly provided herein or unless the context shall otherwise require, any provision using a defined term which is based on a specified relationship between one Person and one or more other Persons shall, as of any time, refer only to such Persons who have the specified relationship as of that particular time. Expressions, in any form, regarding the “knowledge of” the Company or the Seller with regard to any matter refer to the actual knowledge of James Louis Gianladis, Adam Joseph Birk, Nicholas Schilling and Robert J. Zara after reasonable inquiry. Any information disclosed in any single Schedule shall be deemed disclosed and incorporated into any other section of the Schedules to which such information would pertain, so long as the relevance of such matter to such other section is reasonably apparent from the face of such disclosure.

ARTICLE II

THE PURCHASE

2.1 Purchase and Sale of the Shares. Subject to and upon the terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer hereby agrees to purchase, acquire and accept the Shares from the Seller, at the Closing, free and clear of any Restrictions whatsoever. At the Closing, the Seller shall deliver to Buyer the Shares free and clear of any Restrictions along with appropriate stock powers duly executed by the Seller.

2.2 Purchase Price. The Estimated Purchase Price shall be payable by the Buyer to the Seller at the Closing in cash as follows: (i) for the Seller’s benefit, to the holders of the Company’s outstanding Indebtedness (which shall be set forth on the Flow of Funds Sheet) and (ii) the balance to be paid to the Seller as set forth on the Flow of Funds Sheet. The Estimated Purchase Price shall be payable by wire transfer in immediately available funds to the respective accounts as set forth on the Flow of Funds Sheet.

2.3 Purchase Price Adjustment.

(a) At least three (3) Business Days prior to the Closing Date:

(i) The Seller shall deliver to the Buyer the Estimated Closing Balance Sheet and a schedule setting forth the Estimated Net Working Capital and the Estimated Working Capital Adjustment. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP, and in a manner consistent with past practice of the Company.

(ii) Before the Closing, the Seller and the Buyer shall in good faith mutually determine the Estimated Working Capital Adjustment.

(b) Following the Closing Date, the Purchase Price shall be adjusted as set forth below:

(i) The Buyer shall prepare and deliver to the Seller, within sixty (60) days after the Closing Date, the Actual Closing Balance Sheet, which shall set forth a calculation of (1) Net Working Capital and (2) the Working Capital Adjustment. The Actual Closing Balance Sheet and the Working Capital Adjustment shall be prepared in accordance with GAAP in a manner consistent with past practice of the Company.

(ii) On or prior to the thirtieth (30th) day following the Buyer’s delivery of the Actual Closing Balance Sheet, the Seller may give the Buyer an Objection Notice. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination set forth on the Actual Closing Balance Sheet which is not specifically objected to in the Objection Notice shall be deemed acceptable and shall be final and binding upon the parties upon delivery of the Objection Notice. If the Seller does not give the Buyer an Objection Notice within such 30-day period, then the Actual Closing Balance Sheet will be conclusive and binding upon the parties and the Working Capital Adjustment set forth in the Actual Closing Balance Sheet will be final and binding upon the parties for purposes of calculating the Purchase Price under this Agreement. During such 30-day period, the Buyer will provide the Seller with full access to the Books and Records and the Company’s personnel and accountants during normal business hours and upon reasonable notice.

(iii) Following the Buyer’s receipt of any Objection Notice, the Buyer and the Seller shall negotiate in good faith to resolve such dispute. In the event that the Seller and the Buyer fail to agree on any of the Seller’s objections set forth in the Objection Notice within 30 days after the Buyer receives the Objection Notice, the Seller and the Buyer agree that a mutually acceptable Independent Auditor, which shall, within the 30-day period immediately following referral to the Independent Auditor, make the final determination with respect to any disputed items in accordance with the terms of this Agreement. The Buyer and the Seller each shall provide the Independent Auditor with their respective determinations of such disputed items. The Independent Auditor shall make an independent determination of the disputed items that, assuming compliance with the previous clause, shall be final and binding on the Seller and the Buyer if such independent determination of the disputed items is within the range proposed by the Buyer and the Seller in the Actual Closing Balance Sheet and the Objection Notice. If the Independent Auditor’s determination of any disputed item is outside of the range proposed by the Seller and the Buyer in the Actual Closing Balance Sheet and the Objection Notice, then the amount of the disputed item determined by the party that was closer to that of the Independent Auditor shall be final and binding. The fees, costs and expenses of the Independent Auditor shall be paid by the party whose disputed items were different by the greater amount from that of the Independent Auditor.

(c) Promptly after the Actual Closing Balance Sheet and the Working Capital Adjustment are determined and become final and binding on the parties under this Section 2.3, the Seller and the Buyer, or the Independent Auditor (if applicable), shall recalculate the Purchase Price to determine the Purchase Price by giving effect to such final and binding determinations. If the Purchase Price exceeds the Estimated Purchase Price, then the Buyer shall pay to the Seller within two (2) Business Days following the Settlement Date, an amount equal to the amount by which the Purchase Price exceeds the Estimated Purchase Price. If the Estimated Purchase Price exceeds the Purchase Price, then the Seller shall pay to the Buyer, within two (2) Business Days following the Settlement Date, an amount equal to the amount by which the Estimated Purchase Price exceeds the Purchase Price.

(d) The Buyer shall make reasonably available to the Independent Auditor all relevant Books and Records relating to the Company, including its Subsidiary, as reasonably requested by the Independent Auditor, and the Buyer and the Seller shall use commercially reasonable efforts to cooperate with the Independent Auditor in resolving any disputed matters.

2.4 Closing. The Closing of the transactions contemplated by this Agreement shall occur electronically via email and facsimile on the Closing Date; provided, that if the parties mutually agree to a physical closing or it is required by the lender providing debt financing with respect to the transaction contemplated by this Agreement, then the Closing shall occur on the Closing Date at the offices of Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona 85016. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE MEMBERS AND THE SELLER

3.1 Members. The representations and warranties set forth in this Section 3.1 are made by each Member severally as to itself, herself or himself only and not jointly. Subject to the foregoing, each Member hereby represents and warrants to the Buyer that:

(a) Organization. If such Member is a corporation, such Member is a corporation validly existing and in good standing under the Laws of the State of its incorporation. If such Member is a partnership, such Member is a partnership validly existing and in good standing under the Laws of the State of its formation. If such Member is a trust, such Member is a trust validly existing and in good standing under the laws of the State of its formation. If such Member is a limited liability company, such Member is a limited liability company validly existing and in good standing under the laws of the State of its formation.

(b) Authority. If such Member is not a natural person, such Member has full corporate power and authority, or full power and authority pursuant to its partnership agreement, limited liability company agreement, trust indenture, other comparable charter or organizational document, or applicable Laws, as applicable, to execute and deliver this Agreement and the Transaction Documents to which such Member is a party and to perform its obligations hereunder and thereunder. If such Member is a natural person, such Member has full legal capacity to execute and deliver this Agreement and all Transaction Documents to which such Member is a party. This Agreement and any Transaction Document to which such Member is a party has been duly and validly executed and delivered by such Member and constitutes the legal, valid and binding obligations of such Member enforceable against such Member in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

(c) Ownership of Securities. Such Member is (or in the case of the Optionholders, will be as of the Closing) the record and beneficial owner of membership interests in Seller (the “Interests”) for the percentage interest indicated opposite the name of such Member on Schedule I and has (or in the case of the Optionholders, will have as of the Closing) good and valid title to such Interests, free and clear of any Restrictions.

(d) No Conflicts. The execution and delivery by such Member of this Agreement and any Transaction Document to which such Member is a party does not, and the performance by such Member of its obligations under this Agreement and any such Transaction Document to which such Member is a party and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a violation or breach of any of the certificate of incorporation or by-laws, certificate of limited partnership, partnership agreement or other comparable charter or organizational document of such Member that is not a natural person; or (ii) subject to obtaining the Consent, approvals and actions, making the filings and giving the notices specifically referenced in the Agreement, conflict with or result in a violation or breach of any material Law applicable to any Member or any of its respective assets or properties or any Contract to which such Member is a party or by which such Member is bound.

(e) Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of such Member, threatened against such Member or any of its respective assets or properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the performance of any of such Member’s obligations contemplated by this Agreement or any Transaction Document.

3.2 Seller. The Seller hereby represents and warrants to the Buyer that:

(a) Organization. The Seller is a limited liability company validly existing and in good standing under the Laws of the State of its formation.

(b) Authority. The Seller has full corporate power and authority, or full power and authority pursuant to its limited liability company agreement to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and any Transaction Document to which the Seller is a party has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

(c) Ownership of Shares. The Seller is the record and beneficial owner of the Shares, has good and valid title to the Shares, free and clear of any Restrictions, and is transferring the Shares to the Buyer pursuant to this Agreement.

(d) No Conflicts. The execution and delivery by the Seller of this Agreement and the Transaction Documents to which it is a party does not, and the performance by the Seller of its obligations under this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a violation or breach of by-laws, certificate of limited liability, limited liability company agreement or other comparable charter or organizational document of the Seller; or (ii) subject to obtaining the Consent, approvals and actions, making the filings and giving the notices specifically referenced in the Agreement, conflict with or result in a violation or breach of any material Law applicable to the Seller or any of its respective assets or properties or any Contract to which the Seller is a party or by which it is bound.

(e) Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of such Seller, threatened against the Seller or any of its respective assets or properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the performance of any of the Seller’s obligations contemplated by this Agreement or any Transaction Document.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER WITH RESPECT TO

THE COMPANY AND ITS SUBSIDIARY

The Seller hereby represents and warrants to the Buyer that:

4.1 Formation, Organization, Authorization, Capitalization, Etc.

(a) Each of the Company and its Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its respective country or state of incorporation, in each case with all requisite power and authority, and all necessary Consents, Orders, licenses, certificates, and Permits of and from, and declarations and filings with, all Governmental Entities, to own, lease, license, and use its properties and assets and to carry on the Business. Each of the Company and its Subsidiary has full power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company and its Subsidiary of this Agreement and the Transaction Documents to which it is a party, and the consummation by the Company and its Subsidiary of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors and the Seller. The Company or its Subsidiary own 100% of the issued and outstanding capital stock and securities of each Person listed on Schedule 4.1(a). Each of the Company and its Subsidiary is duly qualified to transact the Business and is in good standing as a foreign corporation in all jurisdictions in which its ownership, leasing, licensing, or use of property or assets or the conduct of the Business makes such qualification necessary.

(b) The authorized classes of capital stock of the Company consists of 1,000 shares of Common Stock, 100 of which are issued or outstanding. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. The authorized classes of capital stock of Battenfeld Technologies, Inc. consists of 1,000 shares of common stock, 500 of which are issued or outstanding, and all of which shares are duly authorized, validly issued, fully paid and nonassessable. As of the Closing Date, neither the Company nor its Subsidiary will be bound by any subscription, preemptive right, option, warrant, conversion privilege, or other right, call, Contract to issue or sell, or any obligation or Contract to purchase or otherwise acquire any of its authorized capital stock or any securities convertible into or exchangeable for any of its authorized capital stock.

(c) Except as set forth on Schedule 4.1(c), neither the Company nor its Subsidiary owns, directly or indirectly, any capital stock or other equity interest, securities convertible into equity, or other property interest in any Person.

4.2 Certificates of Incorporation and By-Laws. Copies of (a) the certificates of incorporation of each of the Company and its Subsidiary, as certified by the Secretary of State of its respective state of incorporation, and (b) the by-laws of the Company and its Subsidiary, certified by the secretary of the Company or of its Subsidiary, have been made available to the Buyer, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor its Subsidiary has taken any action in violation or derogation of its certificate of incorporation or by-laws.

4.3 Corporate Records. All material proceedings occurring since June 8, 2012, of the directors of each of the Company and its Subsidiary and all Consents to actions taken thereby, are accurately reflected in the minutes and records of the Company and its Subsidiary, copies of which have been provided to the Buyer.

4.4 Consents of Governmental Entities. Except as set forth on Schedule 4.4, no Consent, declaration, notice, filing or registration by the Company with any Governmental Entity is required in connection with the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

4.5 Financial Condition.

(a) Annexed hereto as Schedule 4.5(a) are copies of the Financial Statements. The Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP and in conformity with the practices consistently applied by the Company and its Subsidiary without modification of the accounting principles used in the preparation thereof and present fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiary as at the dates and for the periods indicated, subject in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements were prepared from the Books and Records and contain and reflect all necessary adjustments and accruals for a fair and accurate presentation of the financial condition of the Company and its Subsidiary as of their respective dates in all respects. The Company and its Subsidiary have no off balance sheet Indebtedness or other obligations. The Accounts Receivable have arisen in the ordinary course of business and, to the knowledge of the Company, there are no facts or other information that indicates that the reserves and accruals reflected in the Financial Statements are inadequate as to the date thereof. The accounts payable shown on the Financial Statements and Books and Records are valid and genuine, have arisen solely out of bona fide sale of products, and other business transactions in the ordinary course of business consistent with past practice in each case with persons other than Affiliates.

(b) Except for (i) the liabilities reflected in the Financial Statements, (ii) trade payables and accrued expenses incurred since the Interim Balance Sheet Date in the ordinary course of business, none of which are material, (iii) executory contract obligations under (x) Material Contracts listed on Schedule 4.10(a), and/or (y) Contracts not required to be listed on Schedule 4.10(a), and (iv) the liabilities set forth on Schedule 4.5(b) attached hereto, neither the Company nor its Subsidiary has any material liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

(c) Except as otherwise set forth on Schedule 4.5(c), the inventory of the Company and its Subsidiary as of the Closing Date shall consist of items that are usable and saleable in the ordinary and usual course of business for the purposes for which intended, except to the extent written down or reserved against on the Actual Closing Balance Sheet. Except as otherwise set forth on Schedule 4.5(c), the Company’s and its Subsidiary’s inventory is valued on the Company’s and its Subsidiary’s books of account in accordance with GAAP (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP.

4.6 Taxes. Each of the Company and its Subsidiary has filed or caused to be filed all Tax Returns that are required to be filed with respect to the Company and its Subsidiary. All such Tax Returns were correct and complete in all material respects. All Taxes due and payable, whether or not shown on such Tax Returns, have been timely paid. There are no encumbrances for Taxes with respect to the Company or its Subsidiary other than Permitted Liens. No claim has been made by a Governmental Entity in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All employment and withholding Taxes required to be paid or withheld by or on behalf of the Company and its Subsidiary have been paid or withheld. There is no currently effective written agreement or other document extending the period of assessment or collection of any Taxes payable by the Company and its Subsidiary, and there is no currently effective power of attorney with respect to any such Taxes, that, in each case, has been executed or filed with the Internal Revenue Service or any other taxing authority. Neither the Company nor its Subsidiary are the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the Internal Revenue Service or any other taxing authority) within which to file any Tax Return not previously filed. The Company has not received notice of any pending proceedings in respect of Taxes payable by the Company or its Subsidiary. Except as set forth on Schedule 4.6, neither the Company nor its Subsidiary (a) are a party to any Contract having the principal purpose of determining Tax allocation or Tax sharing between the Company or any of its Subsidiary, on the one hand, and a Person other than the Company or any of its Subsidiary, on the other hand or (b) otherwise have any liability for the Taxes of any Person. The Company has delivered or made available to the Buyer complete and accurate copies of federal income and material state and local Tax Returns of the Company, its Subsidiary and their predecessors for all Tax years ending on or after December 31, 2011. Neither the Company nor its Subsidiary is a party to any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal income tax purposes The Company (i) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable period (or portion thereof) ending after the Closing Date; (ii) has not made an election, and is not required to treat any of its assets as tax-exempt bond financed property or tax-exempt use of property within the meaning of Section 168 of the Code; (iii) has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law); or (iv) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision. The Company or its Subsidiary has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). The Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Sections 355 or 361 of the Code since June 8, 2012, and the Company has not been distributed in a transaction satisfying the requirements of Sections 355 or 361 of the Code since June 8, 2012. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting pursuant to Section 481 of the Code for a taxable period ending on or prior to the Closing Date (and applicable provision of state and local tax Law); (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (F) election under Section 108(i) of the Code; or (G) use of an improper method of accounting for a Pre-Closing Period. Except as set forth on Schedule 4.6, each of the Company and its Subsidiary does not and has not ever had a permanent establishment in any foreign country and does not and has not engaged in a trade or business in any foreign country. Prior to June 8, 2012, Battenfeld Technologies, Inc. was an S corporation within the meaning of Section 1361 of the Code.

4.7 Absence of Certain Developments. Except as set forth on Schedule 4.7 of the Schedules, since the Interim Balance Sheet Date, (a) each of the Company and its Subsidiary has conducted its business only in the ordinary course of business and in a manner consistent with past custom and practice, (b) neither the Company nor its Subsidiary has taken any action (or failed to take any action) which if taken would constitute an action set forth in Section 8.1(a), and (c) there has not been any change in the businesses, operations, properties or condition, financial or otherwise, of the Company or its Subsidiary, nor has any event occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or its Subsidiary.

4.8 Officers and Directors. Set forth on Schedule 4.8 is a true and complete list of the names of the directors and officers of each of the Company and its Subsidiary and, in the case of officers, the title, or classification of each such officer.

4.9 Affiliates. Except as set forth on Schedule 4.9, since June 8, 2012, no director, officer or Affiliate of the Company or its Subsidiary or any corporation, partnership, limited liability company, trust or other entity in which any such Person, is an officer, director, trustee, member, manager, or partner has been a party, is a party or intends to be a party, to any Contract to which the Company or its Subsidiary was or is also a party.

4.10 Contracts.

(a) Schedule 4.10(a) of the Schedules lists all of the following Contracts to which the Company or its Subsidiary is a party and which are currently in effect (collectively, the “Material Contracts”):

(i) Contracts which involve commitments to make capital expenditures or which provide for the purchase of goods by the Company or its Subsidiary from any one Person under which the annual expenditures or the undelivered balance of such products has a purchase price in excess of $150,000, other than purchase orders for the purchase of inventory in the ordinary course of business;

(ii) Contracts relating to the borrowing of money by the Company or its Subsidiary, or relating to the granting by the Company or its Subsidiary of a Lien (other than Permitted Liens) on any of its assets, or any guaranty by the Company or its Subsidiary of any obligation in respect of borrowed money;

(iii) Contracts continuing over a period of more than one (1) year from the date thereof, not terminable by the Company or its Subsidiary upon thirty (30) days’ or less notice without cost or penalty in excess of $25,000;

(iv) employment, consulting and non-competition agreements with any employee, officer or consultant which involves annual payments in excess of $100,000;

(v) Contracts providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or contracts relating to loans to any officers, directors or Affiliates;

(vi) any Contract providing for severance, change in control or other similar payments;

(vii) any Contract for joint ventures, strategic alliances, partnerships or similar arrangements;

(viii) any Contract that by its terms grants any right of first refusal or option to purchase or otherwise acquire any interest in any of the properties or assets owned by the Company or its Subsidiary;

(ix) any Contract relating to any settlement of any litigation that was pending against the Company or its Subsidiary at any time during the last two (2) years;

(x) any Contract (A) limiting or purporting to limit in any respect the right of the Company or its Subsidiary to engage in any line of business, to develop, market or distribute products or services, or to compete with any Person, or (B) granting any exclusive distribution rights; and

(xi) any other Contract that is material to the business of the Company or its Subsidiary.

(b) Except as disclosed on Schedule 4.10(b) of the Schedules, to the Company’s knowledge: (i) no Material Contract set forth on Schedule 4.10(a) of the Schedules has been breached in any material respect or canceled by the other party which has not been duly cured or reinstated; (ii) neither the Company nor its Subsidiary is in receipt of any claim of default under any such Material Contract; and (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default in any material respect under any such Material Contract or any right to accelerate or terminate or result in a loss of any rights under any such Contract. Each Material Contract listed on Schedule 4.10(a) of the Schedules is valid, binding and enforceable against the Company or its Subsidiary party thereto, as the case may be, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditor’s rights generally and by general equitable principles, and is in full force and effect.

4.11 Litigation; Compliance. Except as disclosed on Schedule 4.11 hereto, (a) there has been no notice of any Claim pending or, to the knowledge of the Company, threatened nor is there any Order outstanding, against or otherwise involving the Company, its Subsidiary or any of their respective rights, properties or assets; (b) neither the Company nor its Subsidiary has received any notice claiming any violation of any Law or Order from any Governmental Entity and neither the Company nor its Subsidiary is subject to any Order; and (c) the Business of the Company and its Subsidiary is conducted in accordance in all material respects with all applicable Laws, ordinances, licenses or Permits of any Governmental Entity.

4.12 Employee Matters.

(a) Schedule 4.12(a) sets forth a true and complete list of the names, titles, annual salaries or wage rates and other compensation, benefits, work permits, visas, resident alien status (if applicable) and office location of all employees of the Company or its Subsidiary whose general (or annualized in the case of recent hires) compensation is reasonably expected to exceed $100,000 for 2014. Schedule 4.12(a) also sets forth a true and complete list of all Employment Agreements and Labor Agreements and information on all petitions for all individuals in nonimmigrant status and whether permanent residence has been started.

(b) The Company and its Subsidiary have complied in all material respects with all applicable Laws and Orders relating to employment or labor or immigration and employment eligibility compliance.

(c) Except as set out in Schedule 4.12(c), there is no: (i) unfair labor practice complaint against the Company or its Subsidiary pending before the National Labor Relations Board or any state or local agency; (ii) pending labor strike affecting the Company or its Subsidiary; (iii) labor grievance pending against the Company or its Subsidiary; (iv) pending representation question respecting the employees of the Company or its Subsidiary; or (v) pending arbitration proceeding arising out of or under any collective bargaining agreement to which the Company or its Subsidiary is a party.

(d) Schedule 4.12(d) sets forth a true and complete list of every Company Plan. Neither the Company nor its Subsidiary has any material liability (direct or indirect or otherwise) arising under ERISA, the Code or any other applicable Law or regulation in connection with any Company Plan or Employment Agreement, other than to pay benefits in the ordinary course as provided under the terms of the applicable plan or agreement. With respect to each Company Plan and each Employment Agreement: (i) each has been maintained and administered in all respects in material compliance with its terms and all applicable Laws, rules and regulations, including, without limitation, Section 409A of the Code; (ii) no actions, suits, claims or disputes are pending or to the Company’s knowledge, threatened; (iii) no audits, inquiries, reviews, proceedings, claims or demands are pending with any governmental or regulatory agency, or to the Company’s knowledge, threatened; (iv) all material reports, returns and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly and timely filed or distributed; (v) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code; and (vi) all contributions (including both employee and employer contributions), including premium payments, that are required to have been made, whether by virtue of its terms or by operation of Law, have been made by the due date thereof (including all applicable extensions). With respect to each Company Plan intended to qualify under Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter upon which the Company is entitled to rely under Internal Revenue Service pronouncements, that such plan is qualified under Section 401(a) of the Code and no such action or omission occurred with respect to any such plan since the date of its most recent determination letter that would adversely affect its qualification. Neither the Company nor its Subsidiary maintains any plan or arrangement which provides for retiree health or other post-termination of employment welfare benefits, except as required by COBRA or other similar state Law.

(e) No Company Plan is, nor does the Company nor its Subsidiary have any liability or obligation, directly or indirectly through an ERISA Affiliate, under either (i) a defined benefit pension plan subject to Section 412 of the Code and/or Title IV of ERISA; (ii) a multi-employer plan as described in Section 4001(a)(3) of ERISA or (iii) a multiple employer plan subject to Section 413(c) of the Code.

(f) Except as specified on Schedule 4.12(f), neither the Company nor its Subsidiary is nor will be obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by the Company or its Subsidiary being classified as an excess parachute payment under Section 280G of the Code.

4.13 No Conflict; Consents. Schedule 4.13 sets forth a complete list of all Contracts to which the Company or its Subsidiary is a party which contain a change of control provision which would be triggered by the transactions contemplated in this Agreement and, except with respect to the Contracts listed on Schedule 4.13, no initial Consent or other action by, or notice to, any Person (other than a Governmental Entity) or party to any of the Transaction Documents to which the Company or its Subsidiary is a party is necessary for the consummation of the transactions contemplated thereby.

4.14 Assets. The Company and its Subsidiary each owns and has good and valid title to all of its assets which are reflected as owned in the Financial Statements (and not disposed of in the ordinary course of business since the respective dates thereof) or, if acquired since the Interim Balance Sheet Date, reflected as owned in the Books and Records of the Company or its Subsidiary, and valid leasehold interests in all of its leased assets, in each case, free and clear of Liens (other than Permitted Liens). Such assets are suitable for the purposes for which they are currently used in the Business and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such assets as shall have been taken out of service on a temporary basis for repairs or replacement consistent with prior practices and normal industry standards.

4.15 Environmental Laws and Regulations. Except as and only to the extent specifically set forth on Schedule 4.15:

(a) Each of the Company and its Subsidiary is in material compliance with all Environmental Laws, including material licenses, Permits and other authorizations required under all Environmental Laws (and all such licenses, Permits and other authorizations are in full force and effect), limitations, all restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, Order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(b) To the knowledge of the Seller, there has been no release or threatened release, storage or treatment of Environmental Materials in violation of Environmental Laws on any of the real property owned, leased or operated by the Company or its Subsidiary, or disposal or transport of Environmental Materials, which requires any reporting, disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction or which would reasonably be expected to give rise to any material liability under any Environmental Laws.

(c) Neither the Company nor its Subsidiary has received any written notice of any investigations, inquiries or other Legal Proceedings nor is any demand, notice letter, Claim, hearing or notice of violation pending or, to the knowledge of the Company, threatened against the Company, its Subsidiary or any Affiliate relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder.

(d) Schedule 4.15 sets forth a complete list of all aboveground and underground storage tanks that are located on the real property owned, leased or operated by the Company or its Subsidiary and that are subject to Environmental Laws, and such schedule sets forth the past and present contents of the aboveground and underground storage tanks.

4.16 Brokerage. Except as set forth on Schedule 4.16, no broker or finder has acted directly or indirectly for the Company, its Subsidiary, the Seller or the Members in connection with the transactions contemplated in this Agreement and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on any Contract made by or on behalf of the Company, its Subsidiary, the Seller or the Members.

4.17 Insurance. Set forth on Schedule 4.17 is a complete list of all insurance policies which the Company and its Subsidiary maintain with respect to the Business or the operations, properties or employees of the Company and its Subsidiary. The Company and its Subsidiary have paid all premiums due under said policies, such policies are in full force and effect and none of the current and historical limits of liability under such policies have been exhausted or impaired. Such policies are sufficient for compliance by the Company and its Subsidiary with all applicable Laws and all Material Contracts. None of the insurance carriers has indicated to the Company or its Subsidiary an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on Schedule 4.17 will not be available in the future on substantially the same terms as currently in effect. Except as set forth on Schedule 4.17, neither the Company nor its Subsidiary has any claim pending or anticipated against any of its insurance carriers under any of such policies and, to the knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim.

4.18 Banks. Schedule 4.18 contains a complete and correct list of the names and locations of all banks in which the Company and its Subsidiary have accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of the Company or its Subsidiary with respect to bank accounts.

4.19 Books and Records. The Company and its Subsidiary have maintained its Books and Records in the ordinary course of business.

4.20 Real Property.

(a) Owned Real Property. Neither the Company nor its Subsidiary owns any real property.

(b) Leased Real Property. Schedule 4.20 sets forth the address of all of the real property leased by the Company or its Subsidiary (the “Leased Real Property”). True, correct and complete copies of each such lease, license or other agreement creating rights of the Company or its Subsidiary in the Leased Real Property (collectively, the “Leases”) has been delivered to or made available for inspection by the Buyer. Except as set forth on Schedule 4.20, with respect to each Lease (i) such Lease is legal, valid, binding and enforceable against the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditor’s rights generally and by general equitable principles, and is in full force and effect and has not been modified (except to the extent disclosed on Schedule 4.20); and (ii) neither the Company nor its Subsidiary is in a material breach or default under any such Lease. Except as set forth on Schedule 4.20, there are no subleases, licenses, concessions or other agents granting to any Person other than the Company or its Subsidiary the right to use any of the Leased Real Property. The Leased Real Property identified on Schedule 4.20 comprises all of the real property used in the operation of the Business.

4.21 Intellectual Property.

(a) Schedule 4.21(a) sets forth a true and complete list of all material patent rights and registrations of, trademark applications and registrations of, domain names of, confidential and trade secret processes of, copyright registrations of, and licenses and assignments of material Intellectual Property Rights to, the Company and its Subsidiary. The Intellectual Property Rights owned by or licensed to the Company and its Subsidiary (collectively, the “Company Intellectual Property”) include all of the Intellectual Property Rights used by the Company and its Subsidiary to conduct the Business in the manner in which the Business is currently being conducted and as the Business will be conducted up to the Closing Date.

(b) Except as set forth on Schedule 4.21(b), since June 8, 2012, neither the Company nor its Subsidiary has been sued or charged in writing with or been a defendant in any Claim, suit, action or proceeding that involves a Claim of infringement or misappropriation of any Intellectual Property Right, and to the knowledge of the Seller there is no other Claim or basis for any Claim of infringement or misappropriation against the Company or its Subsidiary.

(c) Neither the Company nor its Subsidiary has transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property to any other Person, and the Company has taken all actions reasonably required to prevent any material Company Intellectual Property owned by the Company or its Subsidiary from lapsing or entering the public domain.

(d) All current registrations and currently pending applications made or filed with any Governmental Entity by the Company or its Subsidiary in any jurisdiction with respect to any patents, copyrights, mask works or other Intellectual Property Rights (collectively, “Company Intellectual Property Registrations”) are set forth on Schedule 4.21(a). To the knowledge of the Company, all of the Company Intellectual Property Registrations, other than pending applications, are valid, enforceable and subsisting. There are no fee payments or formal actions that must be taken by the Company, its Subsidiary or Buyer with any Governmental Entity within 90 days after the date of this Agreement for the purpose of maintaining, perfecting, preserving or renewing any Company Intellectual Property Registration other than as set forth in Schedule 4.21(a). All necessary registration, maintenance and renewal fees due as of the Closing Date in connection with such Company Intellectual Property Registrations have been paid and all necessary documents, recordations and certificates that are due as of the Closing Date for filing in connection with such Company Intellectual Property Registrations have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Intellectual Property Registrations. Neither the Company nor its Subsidiary has knowingly improperly claimed any “small entity status” in the application for or registration of any Company Intellectual Property Registration. To the knowledge of the Company, there is no information, materials, facts or circumstances, including any information or fact that would constitute prior art, that, to the Company’s knowledge, would render any of the Company Intellectual Property Registrations invalid or unenforceable or would materially adversely affect any pending application for any Company Intellectual Property Registration, in each case, except as disclosed to the applicable examiner or Governmental Entity thereof or contained in the applicable file wrapper, and neither the Company nor its Subsidiary has knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Intellectual Property Registrations that would constitute fraud or a misrepresentation with respect to such application or that would otherwise adversely affect the enforceability of any Company Intellectual Property Registration. Except as set forth on Schedule 4.21(d), neither the Company nor its Subsidiary has engaged in any action or any omission that would result in the abandonment, cancellation or unenforceability of any material Company Intellectual Property Registration, and neither the Company nor its Subsidiary has taken (or failed to take) any action that would result in the forfeiture or relinquishment of any of the material Company Intellectual Property Registrations.

(e) Except as set forth on Schedule 4.21(e), to the knowledge of the Company there is and has been no unauthorized use, infringement, violation or misappropriation of any Company Intellectual Property by any Person. Neither the Company nor its Subsidiary has received any notice that any Person is infringing, violating or misappropriating any Company Intellectual Property.

(f) Schedule 4.21(f) sets forth an accurate and complete list of all material intellectual property license agreements where the Company or its Subsidiary is a licensee of Intellectual Property Rights used in the Business (“Inbound Licenses”). Except as set forth in the Inbound Licenses, no royalties or commissions are payable to any third Person by reason of the exercise of any rights under any Inbound License.

(g) No government funding, facilities of a university, college, other educational institution or government-affiliated research center was used in the development by the Company of any Company Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or its Subsidiary, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, performed services for the government, university, college, or other educational institution or government-affiliated research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or its Subsidiary relating to the Company Intellectual Property.

(h) All Company Intellectual Property owned by the Company or its Subsidiary was either developed solely by or on behalf of employees of the Company or its Subsidiary acting within the scope of their employment or was irrevocably assigned to the Company or its Subsidiary.

4.22 Suppliers and Customers. Schedule 4.22 sets forth (i) the ten (10) principal suppliers of the Company and its Subsidiary during the year ended December 31, 2013 and the current year to the date hereof, together with the dollar amount of goods purchased by the

Company and its Subsidiary from each such supplier during each such period, (ii) the ten (10) principal customers of the Company and its Subsidiary during the year ended December 31, 2013 and the current year to the date hereof, together with the dollar amount of goods and/or services sold by the Company and its Subsidiary to each such customer during each such period, and (iii) all of the current foreign suppliers and customers of the Company and its Subsidiary, together with a designation of the form of standard supply agreement or distributor agreement executed by each such foreign supplier or customer. Except as otherwise set forth in Schedule 4.22, the Company and its Subsidiary maintain good relations with all suppliers and customers listed or required to be listed in Schedule 4.22 as well as with governments, partners, financing sources and other parties with whom the Company and its Subsidiary have significant relations, and no such party has canceled, terminated or made any threat to the Company or its Subsidiary to cancel or otherwise terminate its relationship with the Company or its Subsidiary or to materially decrease its services or supplies to the Company or its Subsidiary or its direct or indirect purchase or usage of the products or services of the Company or its Subsidiary.

4.23 Absence of Certain Business Practices. Except as set forth on Schedule 4.23, neither the Company, its Subsidiary, Seller nor any other Affiliate or agent of the Company or its Subsidiary, or any other person acting on behalf of or associated with the Company or its Subsidiary, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company or its Subsidiary (or assist the Company or its Subsidiary in connection with any actual or proposed transaction), in each case which (i) may subject the Company or its Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company or its Subsidiary, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Company or its Subsidiary.

4.24 Products, Services and Authorizations.

(a) Each product designed, manufactured, repaired or serviced by the Company or its Subsidiary has been designed, manufactured, repaired or serviced in accordance with (i) the specifications under which the product is normally and has normally been manufactured, and (ii) the provisions of all applicable Laws, policies, guidelines and any other governmental requirements.

(b) Schedule 4.24(b) sets forth (i) a list of all products which at any time have been recalled, withdrawn or suspended by the Company or its Subsidiary, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any product, (ii) a brief description of all completed or known pending proceedings seeking the recall, withdrawal, suspension or seizure of any product, and (iii) a list of all regulatory letters received by the Company or its Subsidiary or any of its agents or Affiliates relating to the

Company or its Subsidiary or any of the products or the Company’s or its Subsidiary’s establishments.

(c) There exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any product registration, product license, repair or overhaul license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any governmental or regulatory authority with respect to the Company, its Subsidiary or any of their products.

(d) There are no claims existing or, to the knowledge of the Company, threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company or its Subsidiary. There are no claims existing and there is no basis for any claim against the Company or its Subsidiary for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company or its Subsidiary, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services. The Company and its Subsidiary have full and adequate insurance coverage for products liability claims against them.

4.25 Foreign Trade Matters. Except as set forth on Schedule 4.25, each of the Company and its Subsidiary is and has been in all material respects in compliance with all Laws governing the export, import and provision of goods (including technical data and technology) and services in the jurisdictions in which it operates, including, but not limited to, the Laws of the United States governing embargoes, sanctions and boycotts, the Arms Export Control Act (22 U.S.C. 2778), the International Emergency Economic Powers Act (50 U.S.C. 1701 et seq. ), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et. Seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, the Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the Laws administered by United States Customs and Border Protection, and the Laws administered by the Bureau of Alcohol, Tobacco, Firearms, and Explosives of the U.S. Department of Justice (collectively, “Export, Import and Economic Sanctions Laws”). The Company and its Subsidiary have (i) obtained all Permits, (ii) taken reasonable measures in each case to ensure that purchasers of goods (including technical data and technology) and services will not import, export, re-export or transfer such goods or services in violation any Export, Import and Economic Sanctions Laws, and (iii) prepared and filed customs entry declarations with the appropriate customs authorities in the United States and other countries, which customs entry declarations, individually and in the aggregate, are complete and accurate in all material respects. Schedule 4.25 includes a true and complete list, as of the date of this Agreement, of all Permits currently in effect related to the export or import of goods.

4.26 Prior Acquisition Agreement Claims. Except as set forth in Schedule 4.26, the Seller (a) has not made any claims for indemnification pursuant to the Prior Acquisition Agreements, and (b) is not aware of any basis for any such claims. Except as set forth in Schedule 4.26, the seller indemnified parties, have not made any claims for indemnification pursuant to the Prior Acquisition Agreements, and neither Seller, the Company nor its Subsidiary is aware of any basis for any such claims.

4.27 Privacy and Data Security. To the knowledge of the Company, no Person has obtained unauthorized access to personally identifiable information (“Personal Information”) in the possession of the Company or its Subsidiary, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. To the knowledge of the Company, the Company and its Subsidiary have complied in all material respects with (i) all applicable Laws relating to privacy, personal data security and protection, and the collection, processing and use of Personal Information (collectively, “Privacy Laws”); (ii) the Payment Card Industry Data Security Standards (the “PCI DSS”), and (iii) their own internal employee-facing and external customer-facing privacy and data security policies and guidelines. The operation of the Business does not violate, and has not violated, any right to privacy or publicity of any third person in any material respect, including through the violation of any applicable Privacy Laws or the PCI DSS. Neither the Company nor its Subsidiary has received any notice, claim or demand from (i) a Governmental Entity asserting or claiming that the Company or its Subsidiary has violated or has failed to comply with any Privacy Law or (ii) any Person asserting a breach of a Privacy Law or seeking compensation for breach of a Privacy Law. Neither the Company nor its Subsidiary has notified or has been required or obligated to notify any Person with respect to a breach of privacy or security, or unauthorized misappropriation, access or use of, any Personal Information.

4.28 Other Information. No representation or warranty made by the Members or the Seller contained in this Agreement, nor any statement or disclosure on any Schedule hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

5.1 Buyer Representations. The Buyer hereby represents and warrants to the Seller as follows:

(a) Formation. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. The Buyer has all requisite power and authority, and all material Consents, Orders, licenses and Permits of and from all Governmental Entities, to own and use its assets, and to carry on its business as it is now being conducted.

(b) Authority; Binding Effect; and Consents. The execution, delivery and performance by the Buyer of this Agreement and any other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by all necessary action on the part of the Buyer. The Buyer has all requisite power and authority to enter into this Agreement and any other Transaction Document to which it is a party and to carry out the transactions contemplated hereby and thereby. This Agreement and any other Transaction Document to which the Buyer is a party have been duly executed and delivered by the Buyer and constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c) Consents of Governmental Entities. Except as set forth on Schedule 5.1(c), no Consent, declaration, filing or registration by the Buyer with any Governmental Entity is required in connection with the execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby.

(d) No Conflict. Neither the execution, delivery nor performance of this Agreement and any other Transaction Document to which the Buyer is a party, nor the consummation by the Buyer of the transactions contemplated thereby, will conflict with, or result in a breach of, any of the terms, conditions or provisions of the articles of incorporation, memorandum and articles of formation, by-laws or any Contract to which the Buyer is a party or by which it is bound.

(e) Brokerage. Except as set forth on Schedule 5.1(e), no broker or finder has acted directly or indirectly for the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on Contracts made by or on behalf of the Buyer.

(f) Litigation; Compliance. There is no Claim, pending or to the knowledge of the Buyer threatened, nor is there any written Order outstanding, against the Buyer which would prevent the Buyer from being able to close the transactions contemplated by this Agreement.

(g) Solvency. The Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Buyer, the Company or any of the Buyer’s subsidiaries. The Buyer and its subsidiaries, taken as a whole, do not intend to incur debts and liabilities beyond their ability to pay such debts and liabilities, as they become absolute and matured, taking into account the transactions contemplated by this Agreement. Immediately after giving effect to the transactions contemplated by this Agreement (including the repayment of the Indebtedness and any financing obtained by the Buyer in connection herewith), and assuming that (i) the representations and warranties of the Members and the Seller contained in this Agreement, without giving effect to any materiality qualifiers contained therein or in the disclosures related thereto in the Schedules hereto, are true and accurate at and immediately after the Closing, (ii) the Company and its Subsidiary are solvent immediately prior to the Closing, (iii) the satisfaction of all of the conditions to the Buyer’s obligations to consummate the transactions contemplated hereby and (iv) the projections provided by the Seller or its Affiliates to the Buyer and its Affiliates prior to the date of this Agreement have been prepared in good faith based upon assumptions that were and continue to be reasonable, the Buyer and its subsidiaries, taken as a whole, will (a) be able to pay their respective debts as they become due, (b) own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all known contingent liabilities) and (c) have sufficient capital to carry on their business.

(h) Available Funds. The Buyer will have on the Closing Date sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts due and payable by it under this Agreement, together with all related fees and expenses of the Buyer, and to effect the transactions contemplated by this Agreement.

(i) Investment Representation. The Buyer is purchasing the Shares for its own account with the present intention of holding such Shares for investment purposes and not with a view to offer for sale in connection with any distribution of such Shares in violation of any federal or state securities Laws. The Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE VI

CONDITIONS TO CLOSING AND CLOSING DELIVERIES

6.1 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions provided herein shall be subject to the following conditions, unless waived in writing by the Buyer:

(a) Representations. The representations and warranties of the Seller and the Members contained in this Agreement (1) that are qualified by materiality, Material Adverse Effect or similar materiality qualification shall be true and correct in all respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, and (2) that are not qualified by materiality, Material Adverse Effect or similar materiality qualification shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

(b) Compliance with all Agreements. The Seller and the Members shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

(c) No Orders; Legal Proceedings. No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Claim have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or materially restrict the transactions contemplated by this Agreement or materially restrict the Business from operating following the Closing Date consistent with past practice.

(d) Officer’s Certificate. The Buyer shall have received from the Seller a certificate of the Secretary of each of the Company and the Seller, certifying and setting forth (i) that the conditions specified in subsections (a), (b) and (c) of this Section 6.1 have been fulfilled, (ii) the names, signatures and positions of the directors and the officers of the Company or the Seller, as applicable, authorized to execute this Agreement and any agreements or other documents contemplated herein to which the Company or the Seller, as applicable, is a party, and (iii) a copy of the resolutions of the Company or the Seller, as applicable, authorizing the execution, delivery and performance of this Agreement, any agreement contemplated herein to which the Company or the Seller, as applicable, is a party and the transactions contemplated thereby.

(e) Good Standing Certificate. The Seller shall have delivered to the Buyer a good standing certificate with respect to each of the Company and its Subsidiary as of a date no more than five (5) days prior to the Closing Date, issued by the Secretary of State or equivalent officer of the states of such entity’s incorporation.

(f) Required Consents. All Consents from Third Parties set forth on Schedule 6.1(f) and all waiting periods required under any Agreement to which the Company or its Subsidiary is a party or subject, as applicable, including the Lease Agreement, in each case required to enter into, and consummate the transactions contemplated by this Agreement, shall have been obtained, expired or the necessity for such Consent or waiting periods shall have been waived in writing by such Third Party.

(g) Delivery of Shares. The Seller shall have tendered to the Buyer the certificates representing the Shares, free and clear of all Restrictions duly endorsed in blank with executed blank stock powers, and the Company shall have cancelled such Shares in the name of the Seller and reissued certificate(s) representing the Shares in the name of the Buyer and shall have duly recorded the Buyer as the record owner of the Shares on the books, records and transfer ledgers of the Company.

(h) UCC Financing Statements. The Buyer shall have received UCC Financing Statement Amendments from the parties set forth on Schedule 6.1(h) releasing all UCC’s wherever located.

(i) Payoff Letters. The Buyer shall have received copies of a duly executed payoff letter from The Huntington National Bank.

(j) Member Releases. Each Member has executed and delivered to the Buyer a release agreement in the form of Exhibit B hereto (pursuant to which such Member releases any Claims against the Company and its Subsidiary).

(k) FIRPTA Certificate. The Buyer shall have received a duly executed FIRPTA certificate of the Seller, substantially in the form attached hereto as Exhibit C.

(l) HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated and clearance of the transactions contemplated by this Agreement shall have been provided, as applicable, from the United States Department of Justice, the Federal Trade Commission or any state Governmental Entity under the HSR Act or any state Law.

(m) Affiliate Agreements. All agreements, commitments and understandings between the Company or its Subsidiary and any Affiliate thereof shall have been terminated in all respects on terms satisfactory to the Buyer, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by such Affiliates and written evidence thereof satisfactory in form and substance to the Buyer shall have been delivered to the Buyer.

(n) Employment Agreements. Each of James Louis Gianladis, Adam Joseph Birk, Nicholas Schilling and Robert J. Zara shall have executed and delivered to the Buyer the Employment Agreements in the form of Exhibit D hereto.

(o) Officer and Director Releases. Each officer and director of the Company and its Subsidiary shall have executed and delivered to the Buyer a release agreement in the form of Exhibit E hereto (pursuant to which such officers and directors release any Claims against the Company and its Subsidiary related to matters occurring prior to the Closing Date).

(p) Officer and Director Resignations. Each non-employee officer and director of the Company and its Subsidiary set forth on Schedule 6.1(p) shall have executed and delivered to the Buyer a resignation, in a form reasonably acceptable to the Buyer, from the positions set forth opposite such officer’s or director’s name on Schedule 6.1(p).

(q) R&W Insurance Policy. The R&W Insurance Policy shall be in full force and effect.

6.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions provided herein with respect to the Buyer shall be subject to the following conditions, unless waived in writing by the Seller:

(a) Representations. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

(b) Compliance with All Agreements. The Buyer shall have performed and complied in all respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(c) Officer’s Certificate. The Seller shall have received from the Buyer a certificate of an officer of the Buyer certifying and setting forth (i) that the conditions specified in subsections (a) and (b) of this Section 6.2 as to the Buyer have been fulfilled, (ii) the names, signatures and positions of the Persons authorized to execute this Agreement and any other Transaction Document to which the Buyer is a party on behalf of the Buyer and (iii) a copy of the resolutions of the Buyer authorizing the execution, delivery and performance of this Agreement.

(d) Payment of the Estimated Purchase Price. The Buyer shall have paid the Estimated Purchase Price (less amounts referenced in Section 6.2(e) below) to the Seller at the Closing.

(e) Payments to Satisfy Company Indebtedness. The Buyer shall have delivered to The Huntington National Bank, the sums set forth on the Flow of Funds Sheet necessary to satisfy the Company’s Indebtedness to such institutions.

(f) HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated and clearance of the transactions contemplated by this Agreement shall have been provided, as applicable, from the United States Department of Justice, the Federal Trade Commission or any state Governmental Entity under the HSR Act or any state Law.

ARTICLE VII

RESTRICTIVE COVENANTS

7.1 Non-Solicitation. In consideration for the payment of the Purchase Price, and for the purpose of protecting the Business’ trade secrets and goodwill, none of the Members or the Seller (including their respective Affiliates) shall, during the Restricted Period, directly or indirectly through any other individual, person or entity:

(a) employ, solicit or induce any individual who is, or was at any time during the six (6) month period prior to the date hereof, an employee, consultant or Sales Representative of the Company or its Subsidiary, (ii) cause such individual to terminate or refrain from renewing or extending his or her employment by or consulting relationship with the Company or its Subsidiary or (iii) cause such individual to become employed by or enter into a consulting relationship with the Members and their Affiliates or any other individual, person or entity other than the Company or its Subsidiary. The foregoing restrictions shall not apply to any independent contractors that are business brokers, finders or the like that identify add-on acquisitions or platform company opportunities for the Seller or any of its Affiliates.

(b) solicit, persuade or induce any Customer to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company, its Subsidiary or any of their Affiliates in regard to the purchase of products sold by the Company or its Subsidiary, or to become a customer of or enter into any contractual or other relationship with any competitor of the Company or its Subsidiary, as applicable, or any other individual, person or entity in regard to the purchase of products similar or identical to those sold by the Company, its Subsidiary or any of their Affiliates; provided, however, that foregoing restrictions shall not apply to any Institutional Investor.

(c) solicit, persuade or induce any Supplier to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company, its Subsidiary or any of their Affiliates or to become a supplier of or enter into any contractual or other relationship with the Seller or the Members, as applicable directly or indirectly in regard to the sale of products similar or identical to those purchased or sold by the Company, its Subsidiary or any of their Affiliates; provided, however, that foregoing restrictions shall not apply to any Institutional Investor.

7.2 Non-Competition. Except for any Institutional Investor, none of the Seller or the Members (except on behalf of the Company, its Subsidiary or any of their Affiliates, if any, with respect to any Members who become employed by the Company or its Subsidiary) shall, during the Restricted Period, directly or indirectly, in his, her or its own capacity or through any other Person, whether as owner, consultant, executive, partner, member, manager, officer, director, Sales Representative, venturer, agent, through equity ownership, investment of capital, lending of money or property, rendering of services, or otherwise, engage or assist others to engage in the Business in the Territory.

7.3 Non-Disclosure and Non-Use. Without the prior written Consent of the Buyer, during the Restricted Period, none of the Seller, the Members nor their Affiliates shall disclose or use any Proprietary and Confidential Information, which any of their respective officers, managers, directors, employees, counsel or accountants, may now possess or may hereafter create or obtain and such Proprietary and Confidential Information shall not be published, disclosed, or made accessible by any of them to any other Person or entity or used by any of them, provided, however, that such party may disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by such party or any of its Affiliates and representatives (ii) as becomes available to such party on a non-confidential basis from a source other than any other party hereto or such other party’s Affiliates or representatives, provided that such source is not known or reasonably believed by such party to be bound by a confidentiality agreement or other obligations of secrecy, (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Entity having or claiming to have jurisdiction over it, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any governmental approval or Consent required in order to consummate the transactions contemplated by this Agreement or (v) as may be necessary to establish such party’s rights under this Agreement; provided, further, however, that in the case of clauses (i), (iii), and (iv), the Person intending to disclose Proprietary and Confidential Information will promptly notify the party to whom it is obliged to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information. In the event the transactions contemplated hereby are not consummated and this Agreement is terminated pursuant to Section 11.1, each party hereto shall return all confidential materials to the appropriate other party or destroy such confidential materials (and certify in writing the destruction thereof) exchanged in connection with this Agreement. Each party acknowledges responsibility for disclosures caused by such party and any of its respective Affiliates and representatives.

7.4 Equitable Relief/Interpretation. The Seller and each Member, severally and not jointly, acknowledges that a breach of the covenants contained herein, including the covenants contained in this Article 7 may cause irreparable damage to the Business, the Company and its Subsidiary, the amount of which will be difficult to ascertain, and that the remedies at Law for any such breach may be inadequate. Accordingly, the Seller and each Member agrees, that, in addition to any other remedy which may be available at Law or in equity, the Buyer, the Company and its Subsidiary may be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. The parties acknowledge that the time, scope and other provisions of this Article 7 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. In the event that any provision in this Article 7 or any other provision contained in this Agreement shall be determined by any Arbitrator or any court of competent jurisdiction to be unenforceable, such provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by any Arbitrator or such court in such action so as to be enforceable to the extent consistent with then applicable Law.

ARTICLE VIII

OTHER COVENANTS AND AGREEMENTS

8.1 Covenants To Be Observed by the Buyer and the Seller. The Seller and the Buyer hereby covenant and agree to the following and to cause the Company and its Subsidiary to comply with the following:

(a) Operation of Business in the Ordinary Course. During the period between the date hereof and the Release Time, the Company may distribute cash to the Seller and repay existing Indebtedness even if such activities are outside the ordinary course of business. Except as set forth in the preceding sentence, or as previously approved by the Buyer in writing, until the Release Time, each of the Company and its Subsidiary shall conduct the Business only in the ordinary course of business and consistent with their prior practices. Without limiting the generality of the foregoing, prior to the Release Time, neither the Company nor its Subsidiary shall without the Buyer’s prior written consent (which shall not be unreasonably withheld):

(i) amend or propose to amend its certificate of incorporation or by-laws;

(ii) take any action or enter into any transaction of the sort described in Section 4.7, or which would cause any representation or warranty made in Section 4.7 to be untrue;

(iii) make or change any Tax election or change any annual Tax accounting period;

(iv) make any dividends or distributions of cash or property except as required to pay Taxes due with respect to the Company’s earnings and amounts that are not accounted for in the determination of the Purchase Price;

(v) merge into or with or consolidate with, any other corporation or acquire the business or assets of any Person;

(vi) purchase any securities of any Person;

(vii) issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its securities;

(viii) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(ix) enter into, amend or terminate any material Contract;

(x) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties or assets except (i) in the ordinary course of business, or (ii) pursuant to any Contract specified in Schedule 4.10(a);

(xi) settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Entity or any arbitrator;

(xii) other than in the ordinary course of business consistent with past practices, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $20,000 (other than those required pursuant to any agreement specified in Schedule 4.10(a));

(xiii) maintain its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

(xiv) make any change, whether written or oral, to any agreement or understanding with any of the suppliers or customers listed or required to be listed on Schedule 4.22;

(xv) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(xvi) delay or accelerate payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

(xvii) allow its levels of inventory to vary in any material respect from the levels customarily maintained;

(xviii) adopt any Company Plan or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment);

(xix) engage in any one or more activities or transactions outside the ordinary course of business;

(xx) enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Seller contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

(xxi) commit to do any of the foregoing.

(b) Insurance; Defaults; Litigation. Until the Release Time, each of the Company and its Subsidiary shall (i) maintain in force (including necessary renewals thereof) the insurance policies currently in effect, except to the extent that they may be replaced with equivalent policies appropriate to insure its assets and business, to the same extent as currently insured, without material increase in cost; (ii) comply in all material respects with all Contracts to which the Company or its Subsidiary is a party and not suffer or permit to exist any condition or event that, with notice or lapse of time or both, would constitute a default by it under any Contract, license or governmental Consent or Permit; (iii) duly observe and conform, in all material respects, to all applicable Laws; and (iv) notify the Buyer of any Claim that after the date hereof is threatened or commenced against it.

(c) Access. Until the Release Time, the Company shall, upon reasonable advance notice, afford the Buyer and its accountants, managers, members, officers, directors, partners, employees, counsel, and agents, reasonable access during normal business hours under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company to the plants, properties, Books and Records of the Company and its Subsidiary, shall permit them to make extracts from and copies of such Books and Records, and will from time to time furnish the Buyer with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or further prospects of the Company and its Subsidiary as the Buyer requests; provided, however, the Buyer and Seller agree to keep all information obtained as a result of such access in strict confidence in the event the transactions contemplated by this Agreement are terminated as described in Article 11 hereunder, and all such information shall be returned to the Company and its Subsidiary within a reasonable time. The Buyer shall not contact any suppliers to, or customers of, the Company or its Subsidiary without the prior written consent of Seller (which shall not be unreasonably withheld).

(d) Supplement to Schedules. From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Schedules hereto with respect to any matter arising after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.1 have been satisfied; provided, however, that if the Buyer has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

(e) Contracts. Until the Release Time, neither the Company nor its Subsidiary shall enter into any Material Contract (unless such Material Contract is in the ordinary course of business consistent with past practices) not approved in writing by the Buyer.

(f) Taxes.

(i) The Seller shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company and its Subsidiary that are due after the date hereof for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, except as required by applicable Law, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Buyer, which consent shall not unreasonably be withheld, delayed or conditioned. The Seller shall give a copy of each such Tax Return to the Buyer prior to filing for its review and comment (such receipt and any review and/or comment by the Buyer to not affect the Buyer’s rights set forth in Article 10). The Seller (prior to the Closing) and the Buyer (following the Closing) shall cause the Company and its Subsidiary to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Seller proof of such payment.

(ii) The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company and its Subsidiary for taxable periods commencing on or before the Closing Date and ending after the Closing Date (a “Straddle Period”). Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, except as required by applicable Law, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior consent of the Seller, which consent shall not unreasonably be withheld, delayed or conditioned.

(iii) Following the Closing, the Seller may amend any Tax Return of the Company or its Subsidiary for any taxable period ending on or before the Closing with the consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. The Buyer shall cause the Company and its Subsidiary to cooperate in connection with the preparation and filing of such amended Tax Returns and any Tax Proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns shall be borne by the Seller.

(iv) The Seller shall be entitled to any refund or credit of Tax received by the Company or its Subsidiary after the Closing Date with respect to a Pre-Closing Period, to the extent such amount exceeds the amount set forth on the Actual Closing Balance Sheet. The Buyer shall pay to the Seller in cash, an amount equal to any such refund or credit after adjustment for any Tax effect to the Company as a result of such refund or credit, within ten (10) days after its receipt by the Company or its Subsidiary. Such payment shall be treated as an adjustment to the Purchase Price.

(v) Following the Closing, the Buyer shall not cause or permit the Company or its Subsidiary to file a Tax Return with respect to a taxable period that ended on or prior to the Closing (or amend a Tax Return filed pursuant to clause (ii) above after the Closing but including the Closing Date) without the Seller’s prior consent, which consent shall not unreasonably be withheld, delayed or conditioned.

(vi) The Buyer shall retain (or cause the Company to retain) all Books and Records with respect to Tax matters for Pre-Closing Periods at least until thirty (30) days after the expiration of the applicable statute of limitations, including any extensions or waivers thereof, and to abide by all record retention agreements entered into by or with respect to the Company and its Subsidiary with any Governmental Entity.

(vii) The Buyer shall be liable for all sales, use and other transfer Taxes arising from the transactions contemplated by this Agreement. The Buyer shall timely file all Tax Returns relating to such Taxes and timely remit to the appropriate Governmental Entity any such Taxes, and shall give a copy of such Tax Returns to the Seller promptly after filing, together with proof of payment of the Tax, if any, shown thereon to be due. The Buyer shall give a copy of each such Tax Return to the Seller prior to filing for its review and comment (such receipt and any review and/or comment by the Seller to not affect the Seller’s rights set forth in Article 10).

(viii) To the extent permitted by applicable Law, the parties shall elect (and shall cause the Company and its Subsidiary to elect) to treat the taxable period that includes but does not end on the Closing Date with respect to any Tax of the Company or its Subsidiary as ending at the end of the Closing Date, and shall take such steps as may be necessary therefor. If such an election cannot be made, for purposes of this Agreement, any Tax for a taxable period that includes but that does not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the taxable period based on an interim closing of the books as of the end of the Closing Date; provided, however, that any real or personal property Tax, fixed dollar franchise Tax and any annual exemption amount shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the taxable period.

(g) Insurance Policy. The parties acknowledge that the Buyer has obtained the R&W Insurance Policy, in the amount of $20,000,000 bound as of the date hereof and to remain in effect with respect to particular representations and warranties for such time as such representations and warranties survive (as set forth in Section 10.4 below), but no longer than six years from the date of Closing. The R&W Insurance Policy has been issued by a recognized insurance carrier (the “Carrier”) rated by AM Best at A or better for the benefit of the Buyer and the Company and customized based on the terms of this Agreement. The R&W Insurance Policy is a “Buyer’s” policy and has been negotiated by the Buyer and the Carrier in consultation with the Seller. The premium (including the underwriting fee, taxes and other fees of the insurer) for the R&W Insurance Policy shall be paid by the Seller at Closing up to a maximum amount of $780,000 (which shall include the $78,000 deposit paid by the Buyer to the Insurer on the date hereof). Any portion of the premium for the R&W Insurance Policy in excess of the $780,000 to be paid by Seller shall be paid by the Buyer at Closing. For the avoidance of doubt, in the event that the Closing shall not take place, Seller shall not be required to pay such premium.

(h) HSR Act Filing.

(i) Notwithstanding anything to the contrary set forth herein, each of the Buyer, on the one hand, and the Seller, the Company and its Subsidiary, on the other hand, agrees to file (and the Buyer agrees to cause any Person that may be deemed to be the ultimate parent entity or otherwise to control the Buyer to file, if such filing is required by law) as soon as practicable, and in any event (i) if this Agreement is executed prior to 9:30 a.m. Eastern Time, on the day of execution, unless this Agreement is not executed on a Business Day, in which case on the next Business Day following the day of execution or (ii) if this Agreement is executed at or after 9:30 a.m. Eastern Time, on the next Business Day following the day of execution, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and to request for early termination.

(ii) The Buyer, on the one hand, and the Seller shall cause the Company and its Subsidiary, on the other hand, to (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed). The Buyer shall take reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. Each party shall (i) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement (except that the Company shall be under no obligation of any kind to provide any other party documents, material or other information relating to the valuation of the Company or to alternatives to the proposed transactions contemplated by this Agreement).

(iii) The Seller on behalf of the Company and its Subsidiary, on the one hand, and Buyer, on the other hand, may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 8.1(h) as “outside counsel only”; provided, however, that materials concerning the valuation of the Business may be redacted. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the material or its legal counsel. Upon the terms and subject to the conditions herein provided, in case at any time after the Closing Date any further action is necessary or desirable to secure the approvals from any and all Governmental Entities necessary to carry out the purposes of this Agreement, the proper officers and/or directors of the parties shall use their commercially reasonable efforts to take or cause to be taken all such necessary action.

(iv) Notwithstanding the foregoing, in no event shall the Buyer or any of its subsidiaries or Affiliates be required to make any divestitures.

(v) All filing fees under the HSR Act shall be borne by the Buyer.

(i) Indemnification of Directors and Officers; Insurance. At the Closing, the Seller shall obtain a “tail” policy providing directors’ and officers’ liability insurance coverage, for the benefit of the Covered Persons, for a period of six (6) years following the Closing with respect to matters occurring at or prior to the Closing that is at least equal to the coverage provided under the Company’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement and which is reasonably satisfactory to the Buyer. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiary or any of their respective directors or officers. The cost of such “tail” insurance policy shall be borne by the Buyer. “Covered Persons” means each of the Company’s and its Subsidiary’s present and former managers, directors and officers who have served in such capacities since January 1, 2006 through the Closing Date. The Buyer shall, and shall cause the Company and its Subsidiary to, maintain in effect in the certificates of incorporation and bylaws of the Company and its Subsidiary provisions with respect to indemnification and advancement of expenses that are no less favorable to the Covered Persons than they are with respect to the then-current managers, directors and officers of the Company and its Subsidiary. The obligations of the Buyer under this Section 8.1(i) shall not be terminated or modified in such a manner as to adversely affect any Covered Person to whom this Section 8.1(i) applies without the express written consent of such affected Covered Person.

(j) Exclusivity. In consideration of the Buyer entering into this Agreement and devoting significant time and resources towards exploring a possible transaction, until the Release Time (i) each Member will cease, and will cause the Company, its Subsidiary and their respective employees, legal counsel, accountants, financial advisors, accountants, consultants and other representatives to cease all existing discussions among the Company, its Subsidiary, the Seller and the Members with any Third Party with respect to any Acquisition Proposal (as defined below) and (ii) prior to any termination of this Agreement as set forth in Article 11 hereto, the Company, its Subsidiary, the Seller and each Member will not engage in or continue any Solicitation (as defined below) or take any action to authorize or permit any of the foregoing to engage in or continue any Solicitation. The Seller and each of the Members hereby represent that neither it, the Company nor its Subsidiary is now engaged in discussions or negotiations with any other party other than the Buyer with respect to any Acquisition Proposal. The term “Acquisition Proposal” shall mean any proposal for (A) a sale or issuance of any shares of capital stock in the Seller, the Company or its Subsidiary, (B) a merger, consolidation, sale of a substantial portion of the assets or any similar transaction or business combination involving the Seller, the Company or its Subsidiary, (C) any other transaction involving the Seller, the

Company or any of its securities or assets that would have an effect similar to the transactions described in (A) or (B), or (D) any other transaction that would reasonably likely have the effect of proscribing the transactions contemplated in this Agreement, including, without limitation, a recapitalization or refinancing. The term “Solicitation” shall mean any action or activity pursuant to which any Person, directly or indirectly, solicits, entertains or enters into any agreement, negotiations with, or furnishes any information to any Person (other than the Buyer or any agent, Affiliate, representative or other designee of the Buyer), with respect to any Acquisition Proposal, including, without limitation, discussions between or among the Members.

(k) Books and Records.

(i) In order to facilitate the resolution of any Claims made against or incurred by the Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, the Buyer shall:

(A) retain the Books and Records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(B) upon reasonable notice, afford the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(ii) In order to facilitate the resolution of any Claims made by or against or incurred by the Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, the Seller shall:

(A) retain the Books and Records (including personnel files) of the Seller which relate to the Company and its operations for periods prior to the Closing; and

(B) upon reasonable notice, afford the Buyer or the Company reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such Books and Records.

(iii) Neither the Buyer nor the Seller shall be obligated to provide the other party with access to any Books and Records (including personnel files) pursuant to this Section 8.1(k) where such access would violate any Law.

8.2 Mutual Covenants. The Buyer and the Seller shall cooperate with each other with respect to the following:

(a) Satisfaction of Conditions. The Seller, on the one hand, and the Buyer, on the other, shall use commercially reasonable efforts to cause the satisfaction of the conditions precedent to the obligation of all parties to consummate the transactions contemplated by this Agreement.

(b) Public Statements. During the period prior to Closing, before the Buyer, on the one hand, or the Seller, the Company or its Subsidiary on the other hand, shall release any information concerning this Agreement or the transactions contemplated hereby which is intended for or may result in public dissemination thereof; such party shall furnish drafts of all documents or proposed oral statements to the other party, for comments, and shall not release any such information without the written Consent of the other party. Nothing contained herein shall prevent any party hereto from releasing any information (i) to any Governmental Entity if required to do so by Law (including any filings required by the Securities and Exchange Commission), and (ii) after the Closing if such information is not Proprietary and Confidential Information and (x) is of a nature customarily conveyed by private equity funds to the general public in a tombstone or other similar announcement or (y) is of a nature customarily conveyed by private equity funds to investors, potential investors, lenders and the like.

ARTICLE IX

GOVERNING LAW; DISPUTE RESOLUTION.

9.1 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

9.2 Dispute Resolution. Any dispute, controversy or Claim arising out of or relating to this Agreement or any Transaction Document, or the breach thereof, shall be settled by binding arbitration, before three (3) Arbitrators selected in accordance with the Commercial Arbitration Rules, experienced in mergers and acquisition transactions, administered by the American Arbitration Association under its Commercial Arbitration Rules (including the Optional Rules for Emergency Protection), and judgment on the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof.

(a) Location. Any arbitration shall be held in Wilmington, Delaware.

(b) Costs. The Buyer, on the one hand, and the Seller, on the other hand, shall equally bear any arbitration fees and administrative costs associated with the arbitration. The prevailing party, as determined by the Arbitrators, shall be awarded its costs and reasonable attorneys’ fees incurred in connection with the arbitration.

(c) Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, for recognition or enforcement of any award determined pursuant to this Section 9.2.

ARTICLE X

INDEMNITY

10.1 Indemnification.

(a) Subject to the other provisions of this Article 10, after the Closing, each Member, severally and not jointly, and on a pro-rata basis hereby agrees to indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Losses based upon, attributable to or resulting from (i) the failure of any representation or warranty of the Members set forth in Article 3 of this Agreement to be true and correct in all respects as of the date made, (ii) the breach of any covenant, including any Restrictive Covenant, or other agreement on the part of the Members pursuant to this Agreement, or (iii) fraud or intentional misrepresentation.

(b) Subject to the other provisions of this Article 10, after the Closing, the Seller hereby agrees to indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Losses based upon, attributable to or resulting from (i) the failure of any representation or warranty of the Seller set forth in Articles 3 and 4 of this Agreement or any representation or warranty contained in the certificates delivered by or on behalf of the Seller pursuant to Section 6.1(d) and (k) of this Agreement to be true and correct in all respects as of the date made, (ii) the breach of any covenant, including any Restrictive Covenant, or other agreement on the part of the Seller pursuant to this Agreement, or (iii) fraud or intentional misrepresentation.

(c) Subject to the other provisions of this Article 10, after the Closing, the Buyer hereby agrees to indemnify and hold the Seller Indemnified Parties harmless from and against any and all Losses based upon, attributable to or resulting from (i) the failure of any representation or warranty of the Buyer set forth in Article 5 of this Agreement or any representation or warranty contained in any certificate delivered by or on behalf of the Buyer pursuant to this Agreement to be true and correct in all respects as of the date made, and (ii) the breach of any covenant or other agreement on the part of the Buyer under this Agreement.

(d) For purposes of this Article 10, the determination of (i) whether there is a failure of any representation or warranty to be true and correct in all respects, (ii) whether the Buyer Basket or any deductible amounts set forth in the R&W Insurance Policy have been surpassed, and/or (iii) the amount of any Losses shall be made without regard to any materiality, Material Adverse Effect or similar materiality qualification contained in such representation or warranty.

10.2 Limitations on Indemnification; R&W Insurance Policy.

(a) Certain Limitations on the Buyer’s Indemnification with Respect to Claims.

(i) Member Liability. With respect to indemnification for any Claims based upon, attributable to or related to (A) Section 10.1(a)(i) hereof, the Members shall not have any liability as all such related Claims will be made solely against the R&W Insurance Policy and (B) Section 10.1(a)(ii) hereof, the Members shall not have any liability that exceeds an amount equal to the Purchase Price.

(ii) Seller Liability. With respect to indemnification for any Claims based upon, attributable to or related to (A) Section 10.1(b)(i) hereof, the Seller shall not have any liability as all such related Claims will be made solely against the R&W

Insurance Policy and (B) Section 10.1(b)(ii) hereof, the Seller shall not have any liability that exceeds an amount equal to the Purchase Price.

(b) Certain Limitations on the Seller’s Indemnification with Respect to Claims. With respect to indemnification for any Claims based upon, attributable to or related to Section 10.1(c) hereof, (A) the Buyer shall not have any liability unless the aggregate amount of Losses to all Seller Indemnified Parties exceeds the Buyer Basket and thereafter Buyer shall be liable for the total amount of such Losses (and the Buyer Basket limitation shall not apply) and (B) no amounts of indemnity shall be payable by the Buyer which exceed the Buyer Indemnity Cap.

(c) Buyer Basket and Buyer Indemnity Cap Not Applicable. Notwithstanding anything to the contrary contained in this Agreement, with respect to indemnification for any Claims based upon, attributable to or related to: (x) the amount of indemnity payable by the Buyer as a result of Claim arising under the first two sentences of Section 5.1(b) of this Agreement (Authority, etc.), Section 5.1(c) (Consents of Governmental Entities), Section 5.1(e) (Brokerage) (collectively, the “Buyer Fundamental Representations”) and (y) Claims with respect to breaches of covenants or fraud, the Buyer Basket and the Buyer Indemnity Cap shall not apply to any such Claim and the Buyer shall be liable up to the Purchase Price.

(d) R&W Insurance Policy. The Buyer, the Members and the Seller acknowledge that Buyer has obtained the R&W Insurance Policy for coverage of the Members’ and the Seller’s indemnification obligations pursuant to Sections 10.1(a)(i) and 10.1(b)(i) with respect to the representations and warranties of the Members and the Seller contained in this Agreement. Notwithstanding anything to the contrary in this Agreement, with respect to any and all Losses that are based upon, attributable to or resulting from the failure of any representation or warranty of the Members or the Seller set forth in Articles 3 or 4 of this Agreement or any representation or warranty contained in the certificates delivered pursuant to Section 6.1(d) and (k) hereof, by or on behalf of the Members or the Seller to be true and correct in all respects as of the date made, the Buyer Indemnified Parties’ sole and exclusive recourse for the Members’ and the Seller’s indemnification obligations under Sections 10.1(a)(i) and 10.1(b)(i) shall be limited to the R&W Insurance Policy. For the avoidance of doubt, the Members and the Seller shall have no liability with respect to Claims made hereunder pursuant to Section 10.1(a)(i) and 10.1(b)(i) even in the event a Claim is denied in whole or in part by the Carrier. For the avoidance of doubt, the Members’ and the Seller’s liability for any Claim based on Sections 10.1(a)(ii), 10.1(a)(iii), 10.1(b)(ii), or 10.1(b)(iii) (which Claims the Parties acknowledge are not subject to the R&W Insurance Policy) shall not be limited, except as set forth in Section 10.2(a).

10.3 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Third Party Claim made against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, subject to this Section 10.3(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.3(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; provided; however, that the Indemnified Party shall use its reasonable best efforts in the defense of all such claims.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.3(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.3(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Claim by an Indemnified Party pursuant to Sections 10.1(a)(ii), 10.1(a)(iii), 10.1(b)(ii), 10.1(b)(iii), or 10.1(c) on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records upon reasonable notice and during business hours) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) In the case of any amount payable to any Indemnified Party pursuant to this Article 10, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Claim shall be satisfied as follows:

(i) In the case of any amount payable to a Buyer Indemnified Party, with respect to Claims of the Buyer Indemnified Parties related to (A) any breach of any representation or warranty, such amount shall be satisfied solely from the Carrier pursuant to the R&W Insurance Policy (and if such Claim is denied in whole or in part by the Carrier, the Members and the Seller shall continue to have no liability with respect to such Claims), and (B) fraud, intentional misrepresentation, or any breach of any covenant in this Agreement, such amount shall be satisfied by the Members, severally on a pro-rata basis, payable to the Buyer Indemnified Parties by wire transfer of immediately available funds within ten (10) Business Days.

(ii) In the case of any amount payable to a Seller Indemnified Party, the Buyer shall be required to pay all of the sums so due and owing to the Seller Indemnified Parties by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(e) The failure of the Indemnified Party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual Loss and prejudice as a result of such failure.

(f) Notwithstanding anything in this Section 10.3 to the contrary, no Indemnifying Party shall be liable for any settlement of any Claim effected without its written Consent, which Consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party shall have the exclusive authority to defend such Claim under this Section 10.3, and the Indemnified Party nevertheless settles such Claim, the Indemnifying Party shall have no liability with respect to such settlement.

(g) Notwithstanding any other provision herein, Claims made pursuant to Section 10.1(a)(i) and 10.1(b)(i) shall be made solely against the R&W Insurance Policy and shall not be subject to the provisions of Section 10.3(a), (b), (c) and (f) above.

(h) Treatment of Indemnity Payments.

(i) The parties agree to treat any indemnity payment made pursuant to this Article 10 (including any payment received by Buyer under the R&W Insurance Policy) as an adjustment to the Purchase Price to the extent permitted by Law.

10.4 Survival of Claims.

(a) Except as otherwise provided in this Section 10.4, all representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing Date for a period of fifteen (15) months following the Closing Date. Notwithstanding the generality of the immediately preceding sentence, (i) the Fundamental Representations, (ii) Claims with respect to fraud, and (iii) any Claim for a breach of a covenant made pursuant to this Agreement shall survive until sixty (60) days after the expiration of the applicable statute of limitations with respect thereto.

(b) The indemnification provided for in this Article 10 shall terminate at the applicable time set forth in Section 10.4(a) (and no Claims shall be made by any Buyer Indemnified Party or Seller Indemnified Party thereafter), except that such indemnification by the Seller or the Buyer, as applicable, shall continue as to any Losses with respect to which any Buyer Indemnified Party or Seller Indemnified Party, as applicable, has validly given a notice of a Claim to the Seller or to the Buyer, as applicable, in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with Section 10.4(a), as to which the obligation of the Seller or the Buyer, as applicable, shall continue solely with respect to the specific matters described in such notice of a Claim until the liability of the Seller or the Buyer, as applicable, shall have been determined pursuant to this Article 10 and the Seller shall have reimbursed all Buyer Indemnified Parties, or the Buyer shall have reimbursed all Seller Indemnified Parties, as applicable, for the full amount of such Losses that are payable with respect to such notice of a Claim in accordance with this Article 10.

10.5 Exclusive Remedy. Except in the event of fraud or intentional misrepresentation, and subject to the rights of the Buyer Indemnified Parties to recover under the R&W Insurance Policy, the rights to indemnification set forth in this Article 10 shall be the sole and exclusive remedy of an Indemnified Party for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement; provided, however, that the Buyer Indemnified Parties may seek to specifically enforce any covenant of Members or the Seller. Except in the event of fraud or intentional misrepresentation, and in furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 10. For purposes of clarity, as between the Buyer, on the one hand, and the issuer of the R&W Insurance Policy, on the other hand, none of the limitations and restrictions (including time for asserting claims) on indemnification set forth in this Article 10 shall affect the rights of the Buyer under the R&W Insurance Policy, which rights shall be governed solely thereby.

10.6 No Double Recovery. Notwithstanding anything in this Article 10 to the contrary, there shall be no recovery for any Losses by the Buyer Indemnified Parties under this Article 10 to the extent such Losses have been specifically included as a current liability in the determination of Net Working Capital.

ARTICLE XI

TERMINATION

11.1 Termination of Agreement. Anything to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated:

(a) Agreement. By mutual consent in writing of the Buyer and the Seller;

(b) By the Buyer. By the Buyer: (i) upon written notice to the Seller if the transactions contemplated by this Agreement have not been consummated on or prior to January 22, 2015, unless such failure of consummation shall be due to the failure of the Buyer to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by the Buyer; or (ii) if the Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) Business Days after the notice of breach; or

(c) By the Seller. By the Seller: (i) upon written notice to the Buyer if the transactions contemplated by this Agreement have not been consummated on or prior to January 22, 2015, unless such failure of consummation shall be due to the failure of the Seller or the Members to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by the Seller or the Members; or (ii) if the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) Business Days after the notice of breach.

11.2 Effect of Termination. If this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the other; provided, however, that (i) any party may pursue any Claim that it may have as a result of a breach by another party of any covenant under this Agreement and (ii) the obligations of the parties contained in Section 12.3 hereof shall survive any such termination.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Except as provided otherwise in this Agreement, the following provisions shall apply hereto:

12.1 Amendment and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented only by a written agreement between the Buyer and the Seller which states that it is intended to be a modification of this Agreement.

12.2 Waiver of Compliance. Any failure of the Members or the Seller, on the one hand, or the Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be expressly waived in writing by the Buyer, on the one hand, or the Seller, on the other hand, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by the Company, the Seller, the Members or the Buyer.

12.3 Expenses. In the event that the Closing shall not take place, then subject to all rights and remedies that a party may have against another party for breach of this Agreement all fees and expenses incurred by each party in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such fees and expenses, including all fees of legal counsel, investment bankers and accountants. Except as set forth in Section 8.1(g) and in Section 8.1(i), in the event the Closing is consummated: (i) all costs and expenses of the Buyer associated with the transactions contemplated under this Agreement will be paid by the Buyer or its Affiliates at Closing but shall not reduce the cash consideration payable to the Seller; and (ii) all costs and expenses of the Seller, the Members or the Company associated with the transaction contemplated by this Agreement will be borne by the Seller and not the Company.

12.4 Further Assurances. During the period between the execution of this Agreement and the Closing, and during all periods after the Closing, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

12.5 No Waiver of Rights. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

12.6 Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if (i) delivered in Person, (ii) sent by registered or certified mail, return receipt requested, postage and fees prepaid, or (iii) sent by a national overnight delivery service, return receipt requested, fees prepaid, to the parties as follows:

(a) if to the Seller, to:

Clearview Battenfeld Acquisition Company LLC

c/o Clearview Capital LLC

1445 East Putnam Avenue

Old Greenwich, CT 06870

Attn: Matthew W. Blevins

email: mblevins@clearviewcap.com

With copies to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Stan Johnson

email: sjohnson@loeb.com

or to such other Person or address as the Seller shall furnish to the Buyer in writing.

(b) if to the Buyer, to:

Smith & Wesson Holding Corporation

2100 Roosevelt Avenue

Springfield, MA 01104

Attn: Robert J. Cicero

email: rcicero@smith-wesson.com

With copies (which shall not constitute notice) to:

Greenberg Traurig, LLP

2375 E. Camelback Road, Suite 700

Phoenix, AZ 85016

Attn: Brian H. Blaney

email: blaneyb@gtlaw.com

or to such other Person or address as Buyer shall furnish to the Seller in writing.

(c) if to the Members, to the addresses set forth on Schedule I hereto.

Any notice given under this Section 12.6 shall be effective (i) if delivered personally, when delivered, (ii) if delivered overnight by national overnight courier, the end of the next Business Day after deposit with such courier, and (iii) if mailed, the third Business Day after mailing. Any of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 12.6.

12.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement or the other Transaction Documents shall be assigned by any of the parties hereto without the prior written consent of the other party; provided, that the Buyer may assign its rights, interests or obligations under this Agreement and the other Transaction Documents to any acquiror of the Buyer and may also assign its rights hereunder for collateral security purposes to the lenders providing the financing for the transactions contemplated hereby.

12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but shall constitute one and the same instrument. Facsimile and electronic signatures (i.e., PDF) to this Agreement shall be valid.

12.9 Headings. The headings of the Sections and Articles are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of such Agreement.

12.10 Entire Agreement; Schedules. This Agreement, the Exhibits and Schedules hereto and the Transaction Documents set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein, and supersede all prior agreements, whether oral or written, by any officer or employee of any party hereto with respect to the subject matter hereof. To the extent that any disclosure in any single Schedule reasonably puts the Buyer on actual notice of the facts reflected therein and the significance of such facts with respect to this Agreement, such disclosure shall be deemed to be a disclosure in all other Schedules under this Agreement as to such facts.

12.11 Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

12.12 Severability. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties’ original intent; failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained therein to the extent that such other provisions are not themselves actually in conflict with any applicable Law.

12.13 No Recourse. This Agreement may only be enforced against, and any Claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the Persons that are parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except as expressly set forth herein, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, or seller of any such party or of any or assignee thereof, shall have any liability for any obligation of a party to this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of, or by reason of, such obligations, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law (it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, or seller of any such party or any current or future member of any such party or of any assignee thereof).

12.14 Attorney-Client Privilege. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of legal counsel representing the Company in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby will survive the Closing and remain in effect; provided, that from and after the Closing such privilege will be controlled by the Seller and not the Company. In addition, Buyer hereby waives, on its own behalf and agrees to cause the Company to waive, any conflicts that may arise in connection with such counsel representing the Seller after the Closing, including in connection with a dispute with the Buyer or the Company following the Closing.

12.15 Acknowledgement by the Buyer; Disclaimers.

(a) The Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of the Company and its Subsidiary and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied and will rely on the results of its own independent investigation and the representations and warranties of the Members and the Seller expressly and specifically set forth in this Agreement, including the Schedules.

(b) The Buyer agrees that none of the Seller, the Company or its Subsidiary or any other Person shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, the Confidential Information Memorandum prepared by Robert W. Baird & Co. Incorporated and any information, document or material made available to the Buyer in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement. With respect to all materials that are described as having been made available or delivered to the Buyer, such materials shall be deemed to have been delivered or made available to the Buyer if the Buyer or agents have been granted access to a dataroom, electronic dataroom or website in which such materials were available or by transmitting such materials to the Buyer or agents by any other electronic means prior to three (3) Business Days before the date of this Agreement.

(c) THE REPRESENTATIONS AND WARRANTIES OF THE MEMBERS AND THE SELLER SPECIFICALLY SET FORTH IN ARTICLES 3 AND 4 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE MEMBERS, THE SELLER, THE COMPANY AND ITS SUBSIDIARY TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, ANY RELATING TO THE FUTURE OR HISTORICAL

FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF ANY OF THE COMPANY AND ITS SUBSIDIARY), ARE SPECIFICALLY DISCLAIMED BY THE SELLER, ITS SUBSIDIARIES AND THE MEMBERS. THE BUYER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(d) In connection with the Buyer’s investigation of the Company and its Subsidiary, the Buyer has received from or on behalf of the Company and its Subsidiary certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiary for the fiscal year ending December 31, 2014 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. The Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections so furnished to it (including the reasonableness of the assumptions underlying such projections), and that the Buyer shall have no Claim against the Seller, the Company, its Subsidiary or any other Person with respect thereto. Accordingly, none of the Seller or the Company makes any representations or warranties whatsoever with respect to such projections (including the reasonableness of the assumptions underlying such projections).

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COUNTERPART SIGNATURE PAGE – STOCK PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

SELLER:

CLEARVIEW BATTENFELD ACQUISITION COMPANY LLC

By:	/s/ Matthew W. Blevins
	Name:	Matthew W. Blevins
	Title:	Vice President and Secretary

BUYER:

SMITH & WESSON HOLDING CORPORATION

By:	/s/ Jeffrey D. Buchanan
	Name:	Jeffrey D. Buchanan
	Title:	CFO

MEMBERS:

CLEARVIEW CAPITAL GP LLC

By:	/s/ Calvin A. Neider
	Name:	Calvin A. Neider
	Title:	Managing Member

PNC ERIEVIEW CAPITAL, a Division of PNC Capital Finance, LLC

By:	/s/ Nicholas Russo
	Name:	Nicholas Russo
	Title:	Director

COUNTERPART SIGNATURE PAGE – STOCK PURCHASE AND SALE AGREEMENT

747 HUDSON PARALLEL, L.P.

By:	747 Hudson Management, LLC, its general partners

By:	747 Capital LLC, its Manager

By:	/s/ Joshua C. Sobeck
	Name:	Joshua C. Sobeck
	Title:	Managing Member

/s/ Adam Joseph Birk
Adam Joseph Birk

/s/ James Louis Gianladis
James Louis Gianladis

/s/ Robert Zara
Robert Zara

/s/ Terry Dreyer
Terry Dreyer

/s/ Mark Wasson
Mark Wasson

COUNTERPART SIGNATURE PAGE – STOCK PURCHASE AND SALE AGREEMENT

747 HUDSON, LP

By:	747 Hudson Management, LLC, its general partners

By:	747 Capital LLC, its Manager

By:	/s/ Joshua C. Sobeck
	Name:	Joshua C. Sobeck
	Title:	Managing Member

747 STUYVESANT II, LP

By:	747 Stuyvesant Management II, LLC, its general partners

By:	747 Capital LLC, its Manager

By:	/s/ Joshua C. Sobeck
	Name:	Joshua C. Sobeck
	Title:	Managing Member

COUNTERPART SIGNATURE PAGE – STOCK PURCHASE AND SALE AGREEMENT

CLEARVIEW CAPITAL FUND II, L.P.

By:	Clearview Capital GP LLC, its general partner

By:	/s/ Calvin A. Neider
	Name:	Calvin A. Neider
	Title:	Managing Member

CLEARVIEW CAPITAL FUND II (PARALLEL), L.P.

By:	Clearview Capital GP LLC, its general partner

By:	/s/ Calvin A. Neider
	Name:	Calvin A. Neider
	Title:	Managing Member

COUNTERPART SIGNATURE PAGE – STOCK PURCHASE AND SALE AGREEMENT

OPTIONHOLDERS:

/s/ Shelli Dawn Wilcox
Shelli Dawn Wilcox

/s/ Michael L. Poehlman
Michael L. Poehlman

/s/ Nicholas Schillling
Nicholas Schilling

Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Smith & Wesson agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.